AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 20, 2010
Registration No. 333-167436

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ENCORIUM GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	8731	56-1668867
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

435 Devon Park Drive, Building 500,
Wayne, Pennsylvania 19087
484-588-5400

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

 Philip L. Calamia
Encorium Group, Inc.
Chief Financial Officer
435 Devon Park Drive, Building 500,
Wayne, Pennsylvania 19087
484-588-5400

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:
Jason M. Shargel
Cozen O'Connor
1900 Market Street
Philadelphia, Pennsylvania 19103
215-665-6914

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:   ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer	☐

Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Small reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered (1)	Amount to be Registered (Shares)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Rights to purchase shares of Common Stock, no par value (2)	3,401,151	—	—	$0.00
Common Stock, par value $0.001 per share, underlying the rights	3,401,151	$1.75	$5,952,015	$425

(1)
This registration statement relates to (a) the subscription rights to purchase Common Stock and (b) the shares of Common Stock deliverable upon the exercise of the subscription rights pursuant to the rights offering described in this Registration Statement on Form S-1.

(2)
The subscription rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the subscription rights being offered hereby since the subscription rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ENCORIUM GROUP, INC.

3,401,151 SHARES OF COMMON STOCK
SUBSCRIPTION RIGHTS TO PURCHASE AN AGGREGATE OF UP TO 3,401,151 SHARES OF COMMON STOCK AT $1.75 PER SHARE

We are distributing, at no charge, to holders of our common stock subscription rights to purchase up to 3,401,151 shares of our common stock. We refer to this offering as the “rights offering.” In the rights offering, you will receive one subscription right for each full share of common stock owned at 5:00 p.m., Eastern Time, on August 11, 2010, the record date of the rights offering.

Each subscription right will entitle you to purchase one share of our common stock at a subscription price of $1.75 per share, which we refer to as the basic subscription right. If you fully exercise all of your basic subscription rights, and other stockholders do not fully exercise their basic subscription rights, you will be entitled to exercise an over-subscription privilege to purchase a portion of the unsubscribed shares at the same price of $1.75 per share, subject to proration and subject, further, to reduction by us under certain circumstances. To the extent you properly exercise your over-subscription privilege for an amount of shares that exceeds the number of the unsubscribed shares available to you, any excess subscription payments will be returned promptly, without interest or penalty.  The subscription rights may not be sold or transferred except to affiliates of the recipient and by operation of law.

The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on September 30, 2010, but we may extend the rights offering for additional periods ending no later than  October 15, 2010.   Our board of directors may cancel the rights offering for any reason at any time before it expires. If we cancel the rights offering, all subscription payments received will be returned promptly, without interest or penalty.

We have agreed with American Stock Transfer & Trust Company, LLC to serve as the subscription agent for the rights offering. The subscription agent will hold in escrow the funds we receive from subscribers until we complete or cancel the rights offering. We have agreed with Alliance Advisors, LLC to serve as information agent for the rights offering.

OUR BOARD OF DIRECTORS IS NOT MAKING A RECOMMENDATION REGARDING YOUR EXERCISE OF THE SUBSCRIPTION RIGHTS.  You should carefully consider whether to exercise your subscription rights before the rights offering expires. All exercises of subscription rights are irrevocable.

THE PURCHASE OF SHARES OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD READ CAREFULLY THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 17 OF THIS PROSPECTUS.

Our common stock is traded on The NASDAQ Capital Market under the symbol “ENCO.”  The last reported sales price of our common stock on August 19, 2010 was $2.45 per share. The shares of common stock issued in the rights offering will also be listed on The NASDAQ Capital Market under the same ticker symbol.  There is currently no market for the subscription rights and none is expected to develop after this offering.

This is not an underwritten offering. Our shares of common stock are being offered directly by us without the services of an underwriter or selling agent.

	PER SHARE	AGGREGATE
Subscription Price	$$1.75	$5,952,015
Estimated Expenses	$.069	$236,000
Net Proceeds to Encorium	$1.68	$5,716,015

If you have any questions or need further information about this rights offering, please call Alliance Advisors, LLC our information agent for the rights offering, at 866-458-9858.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

The date of this Prospectus is August 24, 2010.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	3
PROSPECTUS SUMMARY	4
QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING	11
RISK FACTORS	17
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION	28
THE RIGHTS OFFERING	29
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES	36
USE OF PROCEEDS	39
PLAN OF DISTRIBUTION	39
CAPITALIZATION	40
DETERMINATION OF SUBSCRIPTION PRICE	40
DILUTION	41
BUSINESS	42
PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND INFORMATION	52
PROPERTIES	52
LEGAL PROCEEDINGS	52
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS AND ACCOUNTING AND FINANCIAL DISCLOSURE	53
OFFICER AND DIRECTOR INFORMATION	53
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS	56
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE	61
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	63
DESCRIPTION OF COMMON STOCK	63
CERTAIN ANTI-TAKEOVER PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BY-LAWS AND DELAWARE LAW	63
INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS	64
LEGAL MATTERS	65
EXPERTS	65
WHERE YOU CAN FIND MORE INFORMATION	65

Important Notice about the Information Presented in this Prospectus

You should rely only on the information contained or incorporated by reference in this Prospectus or any applicable Prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. For further information, see the section of this Prospectus entitled “Where You Can Find More Information.” We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this Prospectus or any applicable Prospectus supplement is accurate as of any date other than the date on the front cover of this Prospectus or the applicable Prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since such dates.

ABOUT THIS PROSPECTUS

We obtained statistical data, market data, and other industry data and forecasts used throughout this Prospectus from market research, publicly available information, and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Similarly, while we believe that the statistical data, industry data, and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

Unless the context otherwise requires, the terms “Encorium,” “the Company,” “our company,” “we,” “us,” “our” and similar names refer collectively to Encorium Group, Inc. and its subsidiaries.

PROSPECTUS SUMMARY

The following summary contains basic information about us and the rights offering contained elsewhere in this Prospectus or incorporated by reference in this Prospectus. Because it is a summary, it may not contain all of the information that is important to you. Before making a decision to invest in shares of our common stock, you should read this Prospectus carefully, including the documents incorporated by reference, which are described under “Incorporation by Reference of Certain Documents”. You should also carefully consider, among other things, the matters discussed in the sections entitled “Risk Factors” and “The Rights Offering.”

Our Company

We are a clinical research organization (“CRO”) that engages in the design and management of complex clinical trials for the pharmaceutical and biotechnology industries. Our mission is to provide our clients with high-quality, full-service support for their clinical trials. We offer therapeutic expertise, experienced team management and advanced technologies.

Our clients consist of some of the largest companies in the pharmaceutical and biotechnology industries. From protocol design and clinical program development, to proven patient recruitment, to managing the regulatory approval process, we have the resources to directly implement or manage Phase I through Phase IV clinical trials. We offer a broad range of clinical research and development services supporting Phase I through Phase IV clinical trials, such as strategic trial planning, project management, monitoring, data management and biostatistics, pharmacovigilance, medical writing, quality assurance, and outsourcing of clinical staff.  We have clinical trial experience across a wide variety of therapeutic areas, such as cardiovascular, nephrology, endocrinology/metabolism, hematology, diabetes, neurology, oncology, immunology, vaccines, infectious diseases, gastroenterology, dermatology, hepatology, rheumatology, urology, ophthalmology, women’s health and respiratory medicine. The mix of projects is subject to change from year to year.

We were initially incorporated in August 1998 in Nevada.  In June 2002, we changed our state of incorporation to Delaware.  In November 2006, we changed our name from Covalent Group, Inc. to Encorium Group, Inc.  Prior to November 2006, the Company generally conducted the majority of its operations in the U.S. while utilizing strategic partnerships with foreign CROs for the provision of services internationally.  On November 1, 2006, the Company acquired its wholly-owned subsidiary, Encorium Oy, a CRO founded in 1996 in Finland with offices in offices in Espoo, Turku, Tampere, Oulu and Seinäjoki (Finland), Copenhagen (Denmark), Tallinn (Estonia), Vilnius (Lithuania), Stockholm (Sweden), Bucharest (Romania), Warsaw (Poland), and Ankara (Turkey).  Subsequent to the acquisition of Encorium Oy in 2006 the Company managed all of its North American and South American clinical trial studies from its headquarters in Wayne, Pennsylvania and its European and Asian clinical trial studies from Encorium Oy’s facilities in Espoo, Finland.  As a result of declining revenues and increased expenses with respect to the Company’s U.S. line of business, on July 16, 2009 the Company sold substantially all of the assets relating to the Company’s US line of business to Pierrel Research USA, Inc., as a result of which the Company no longer has any employees or significant operations in the United States.

On July 19, 2010 the Company acquired Progenitor Holding AG, a corporation organized in Switzerland (“Progenitor Holding”) and its operating subsidiaries organized in Mexico, Panama, Argentina, Chile, Switzerland, India and Hong Kong (collectively referred to herein as “Progenitor”).  Progenitor is a European headquartered emerging market clinical research organization providing international drug development services in emerging market regions. Pursuant to the terms of a Stock Purchase Agreement dated July 19, 2010, the Company purchased from the shareholders of Progenitor Holding all of issued and outstanding shares of Progenitor Holding.

On closing of the transaction, the Company paid to the former shareholders of Progenitor Holding EURO 800,000 and an additional EURO 300,000 on July 27, 2010.  In addition, the former shareholders of Progenitor Holding will be entitled to the additional compensation as follows:

•          Sixty days after July 19, 2010, the former shareholders of Progenitor Holding are entitled to receive common stock of the Company having an aggregate value of EURO 375,000, with each share being valued at the greater of (i) the average daily closing price of the Company’s common stock on the Nasdaq Capital Market for the thirty consecutive trading days after July 19, 2010 or (ii) $2.50, which we refer to as the “Closing Stock Consideration”.  For purposes of calculating the Closing Stock Consideration the USD share value shall be translated to EUROs using the exchange rate of USD 1.292 : EURO 1.00.

•         On or prior to April 30, 2011 (or at a later date if the dispute resolution provisions of the transaction documentation are required to determine the 2010 earnout consideration) and subject to any amount due from the former shareholders of Progenitor Holding to the Company pursuant to transaction documentation, the former shareholders of Progenitor Holding will be entitled to receive an additional number of shares of the Company’s common stock, which we refer to as the “2010 earnout consideration,” based on Progenitor Holding’s consolidated earnings before interest, taxes, depreciation and amortization for the fiscal year ending December 31, 2010, calculated under U.S. GAAP, which we refer to as “2010 EBITDA,” as follows:

o
If 2010 EBITDA is equal to or greater than EURO 400,000, the 2010 earnout consideration shall be as follows: (A) a cash payment equal to 70% of the amount obtained by multiplying 2.2 by the 2010 EBITDA, and (B) the number of shares of common stock of the Company equal to 30% of the quotient obtained by dividing (1) the amount obtained by multiplying 2.2 by the 2010 EBITDA by (2) the greater of the average daily closing price of the Company’s common stock from December 1, 2010 to February 28, 2011 or $3.00.  For purposes of calculating the 2010 earnout consideration, the USD share value shall be translated to EUROs using the average daily exchange rate for the period January 1, 2010 to December 31, 2010.

o
If 2010 EBITDA is equal to or greater than EURO 200,000 but less than EURO 400,000, the 2010 earnout amount shall be as follows: (A) a cash payment equal to 70% of the amount obtained by multiplying 1.5 by the 2010 EBITDA, and (B) the number of shares of common stock of the Company equal to 30% of the quotient obtained by dividing (1) the amount obtained by multiplying 1.5 by the 2010 EBITDA by (2) the greater of the average daily closing price of the Company’s common stock from December 1, 2010 to February 28, 2011 or $3.00.  For purposes of calculating the 2010 earnout consideration, the USD share value shall be translated to EUROs using the average daily exchange rate for the period January 1, 2010 to December 31, 2010.

o	If 2010 EBITDA is less than EURO 200,000, the 2010 earnout consideration shall be zero.

•         On or prior to February 28, 2012 (or at a later date if the dispute resolution provisions of the transaction documentation are required to determine the 2011 earnout consideration) and subject to any amount due from the former shareholders of Progenitor Holding to the Company pursuant to the transaction documentation, the former shareholders of Progenitor Holding will be entitled to receive an additional number of shares of our common stock, which we refer to as the “2011 earnout consideration,” based on Progenitor’s consolidated earnings before interest, taxes, depreciation and amortization for the fiscal year ending December 31, 2011, calculated under U.S. GAAP, which we refer to as “2011 EBITDA,” as follows:

o
if 2011 EBITDA is equal to or greater than EURO 450,000, the 2011 earnout consideration shall be as follows: (A) a cash payment equal to 70% of the amount obtained by multiplying 2.2 by the 2011 EBITDA, and (B) the number of shares of common stock of the Company equal to 30% of the quotient obtained by dividing (1) the amount obtained by multiplying 2.2 by the 2011 EBITDA by (2) the greater of the average daily closing price of the Company’s common stock from December 1, 2011 to February 28, 2012 or $3.00.  For purposes of calculating the 2011 earnout consideration, the USD share value shall be translated to EUROs using the average daily exchange rate for the period January 1, 2011 to December 31, 2011.

o
if 2011 EBITDA is equal to or greater than EURO 250,000 but less than EURO 450,000, the 2011 earnout consideration shall be as follows: (A) a cash payment equal to 70% of the amount obtained by multiplying 1.5 by the 2011 EBITDA, and (B) the number of shares of common stock of the Company equal to 30% of the quotient obtained by dividing (1) the amount obtained by multiplying 1.5 by the 2011 EBITDA by (2) the greater of the  average daily closing price of the company’s common stock from December 1, 2011 to February 28, 2012 or $3.00.  For purposes of calculating the 2011 earnout consideration, the USD share value shall be translated to EUROs using the average daily exchange rate for the period January 1, 2011 to December 31, 2011.

o	If 2011 EBITDA is less than EURO 250,000, the 2011 earnout consideration shall be zero.

•
subject to any amounts due from the former shareholders of Progenitor Holding to the Company, eighteen months after July 19, 2010 the Company  shall (i) pay, or cause to be paid to the former shareholders of Progenitor Holding, the sum of EURO 150,000 and (ii) issue to the former shareholders of Progenitor Holding common stock of the Company having an aggregate value of EURO 75,000, with each share being valued at the greater of (A) the average daily closing price of the Company’s common stock on the Nasdaq Capital Market for the thirty consecutive trading days after the date of Closing or (B) $2.50 (which we refer to herein as the “Holdback Amount”).

Under the terms of transaction documentation, the consideration payable to the former shareholders of Progenitor described above is subject to the following post-closing adjustment:

•
Within 60 days following July 19, 2010, the Company shall prepare and deliver to the former shareholders of Progenitor Holding an unaudited balance sheet of Progenitor Holding as of July 19, 2010, which shall include a statement of the working capital of Progenitor Holding (on a consolidated basis). In the event Progenitor Holding’s working capital is less than EURO 100,000 the deficiency shall be offset from the Holdback Amount.  In the event Progenitor Holding’s working capital is greater than EURO 100,000, then the Company will pay the former shareholders of Progenitor Holding any surplus within 5 days of determination of the amount due.

On February 16, 2010, the Company effected a one-for-eight reverse split of its Common Stock effective at 5 PM Eastern Time on February 16, 2010.  The Company implemented the reverse stock split under the authority granted to the Board of Directors by the Company's stockholders at the annual meeting of stockholders held on January 8, 2010, to affect a reverse stock split of the Company's Common Stock, par value $0.001 per share, at a ratio within a range of from one-for-three to one-for-ten shares. As a result of the reverse stock split, each eight shares of issued and outstanding shares of the Company’s Common Stock,  were combined and reconstituted as one share of Common Stock, par value $0.001 per share, of the Company. The reverse stock split reduced the number of outstanding shares of Common Stock from 27,105,383 shares to 3,388,173 shares. All fractional shares which would have otherwise resulted from the reverse stock split were rounded up to the nearest whole share in lieu of fractional shares.

The Company is currently listed on The NASDAQ Capital Market.  On August 25, 2009, the Company received a letter from The NASDAQ Stock Market notifying the Company that, based on its Form 10-Q for the period ended June 30, 2009, the Company’s stockholders’ equity did not comply with the minimum $2.5 million stockholders’ equity requirement for continued listing on The NASDAQ Capital Market. As provided in the NASDAQ Marketplace Rules, the Company submitted to NASDAQ a plan and timeline to achieve and sustain compliance. NASDAQ granted the Company an extension until December 8, 2009 to comply and notified Company that, if at the time of its periodic report for the year ending December 31, 2009, the Company did not evidence compliance; the Company’s common stock may be subject to delisting.  As of December 31, 2009 the stockholders' equity of the Company was $2.3 million, which failed to meet the $2.5 million minimum stockholders equity requirement.  The Company received a delisting action on April 22, 2010 from the NASDAQ Stock Market notifying the Company of its failure to comply with the requirement.  In accordance with the terms of the Market Place Rules, the Company requested a hearing before the NASDAQ Listing Qualifications Panel.  The Company met with the NASDAQ Listing Qualifications Panel on June 10, 2010 and presented its plan of compliance which was substantially based on its acquisition of Progenitor and the successful completion of the rights offering pursuant to this Prospectus.  On July 9, 2010 the Listing Qualifications Panel granted the Company’s request for continued listing, subject to certain conditions, including that on or before October 19, 2010, the Company must disclose the closing of the rights offering and the resulting stockholders’ equity which must be at least $2.5 million and provided that the Company is able to demonstrate compliance with all other requirements for continued listing on The Nasdaq Capital Market.  If the rights offering is not fully subscribed, the Company may not be able to meet the $2.5 million stockholders equity requirement and the Company’s stock will be delisted from the Nasdaq Capital Market.

In the event the Company's stock is ultimately delisted, the Company anticipates that its common stock would be eligible to trade on the OTC Bulletin Board or in the "Pink Sheets." However, securities may become eligible for such trading only if a market maker makes application to register and quote the security in accordance with SEC Rule 15c2-11, and such application is cleared. Only a market maker may file such application.   See   “Risk Factors” for a discussion of some of the risks involved in investing in our shares of common stock.

The Company’s strategy is to continue to enhance its reputation as a superior provider of CRO services by providing its clients with exceptional performance ensuring that they achieve their goals on-time, on-budget and with superlative quality. This year has been a challenging one for the CRO industry, for the Company and for its customers. The Company and the biopharmaceutical industry as a whole have been profoundly affected by the negative conditions in the global economy. In the near term, the Company’s strategy is to continue to adapt to the current changes in the biopharmaceutical industry and to continue to stabilize the Company’s operations by focusing on business development and reduction of expenses.   The Company’s longer term strategy is to become the world’s leading vaccine CRO with a primary focus on immunology and oncology.  The Company’s recent acquisition of Progenitor Holding was a key step in implementing this strategy.  Together the organizations have been involved in over 70 vaccine and infectious disease trials with over 50,000 patients recruited in recent years.   The acquisition of Progenitor also allows the Company to offer its clients access to the value of conducting clinical trials in emerging markets such as Latin America, India and Asia Pacific.   The Company has had additional recent successes in  implementing its strategy of becoming the world’s leading vaccine CRO.  The Company was able to increase its vaccine business by approximately 150% during 2009 as compared to 2008. In addition, during 2009, the Company was one of only seven leading CROs nominated and shortlisted for the Second Annual Vaccine Industry Excellence Award for Best Contract Research Organization.

With vaccine development as one of the Company’s primary focuses, the Company will continue to focus on global expansion through organic growth, acquisition and the formation of strategic partnerships into certain key emerging markets.   In addition, the Company believes it will be necessary to market its services in the U.S. again but, in an effort to minimize risk, the Company currently plans to expand in the U.S. through strategic partnerships, as opposed to acquisition.

Our principal executive office is located at 435 Devon Park Drive, Building 500, Wayne, Pennsylvania 19087.  Our telephone number at that address is 484-588-5400. Our website is located at http://www.encorium.com. Information contained on our web site does not constitute a part of this Prospectus.

The Rights Offering

Securities Offered
We are distributing to you, at no charge, one subscription right to purchase one share of our common stock for every share of our common stock that you owned as of 5:00 p.m., Eastern Time, on August 11, 2010, the record date, either as a holder of record or, in the case of shares held of record by brokers, dealers, custodian banks or other nominees on your behalf, as a beneficial owner of those shares. In addition, we are distributing an additional 54,633 rights to purchase common stock to a warrant holder on the same terms as being offered to our stockholders under this rights offering. If the rights offering is fully subscribed, we expect the gross proceeds from the rights offering will be $5,952,015.

Basic subscription rights	The basic subscription right will entitle you to purchase one share of our common stock for each share you owned as of the record date, at a subscription price of $1.75 per share.

Over-subscription privilege
If you purchase all of the shares available to you pursuant to your basic subscription rights, you may also choose to subscribe for a portion of any shares that are not purchased by our stockholders through the exercise of their basic subscription rights. You may subscribe for shares pursuant to this over-subscription privilege, subject to the purchase and ownership limitations described below. We will not issue fractional shares. Instead, we will round up any fractional rights to the nearest whole right, or any resulting fractional shares to the nearest whole share.

Limitation on the Purchase of Shares
You may only purchase the number of whole shares of common stock purchasable upon exercise of the number of basic subscription rights distributed to you in the rights offering, plus the maximum amount of over- subscription privilege shares available, if any. Accordingly, the number of shares of common stock that you may purchase in the rights offering is limited by the number of shares of our common stock you held on the record date and by the extent to which other stockholders exercise their subscription rights and over-subscription privileges, which we cannot determine prior to completion of the rights offering. We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful.

Subscription Price	$1.75 per share.

Record Date	5:00 p.m., Eastern Time, on August 11, 2010.

Expiration of the Rights Offering	5:00 p.m., Eastern Time, on September 30, 2010.

Use of Proceeds
The purpose of this rights offering is to raise equity capital in a cost-effective manner that allows all stockholders to participate. We currently intend to use the estimated net proceeds from the sale of these securities for working capital and other general corporate purposes. We may also use a portion of the net proceeds to acquire businesses that we believe are complementary to our own or for repayment of approximately $3.6 million principal amount outstanding of certain indebtedness of the Company. We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. We expect that the total purchase price of the shares offered in this rights offering to be $5,952,015, assuming full participation.

Transferability of Rights	The subscription rights are not transferable.

Participation of Directors and Executive Officers
Certain of our officers and directors currently hold shares of Encorium common stock and, as such, are eligible to participate in this rights offering. However, we cannot guarantee to you that any of them will exercise their rights to purchase any shares. See “The Rights Offering-Directors’ and Executive Officers’ Participation.”

No Revocation
All exercises of subscription rights are irrevocable, even if you later learn of information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares at a subscription price of $1.75 per share.

U.S. Federal Income Tax Consequences
For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of a subscription right. You should consult your own tax advisor as to the tax consequences to you of the receipt, exercise or lapse of the subscription rights in light of your particular circumstances.

Extension and Cancellation
Although we do not presently intend to do so, we have the option to extend the rights offering for additional periods. Our board of directors may for any reason cancel the rights offering at any time before the expiration date. If we cancel the rights offering, the subscription agent will return all subscription payments promptly, without interest or penalty.

Procedures for Exercising Rights	To exercise your subscription rights, you must take the following steps:

•
If you are a registered holder of our common stock, you must deliver payment and a properly completed rights certificate to the subscription agent to be received before 5:00 p.m., Eastern Time, on September 30, 2010. You may deliver the documents and payments by first class mail or courier service. If you use first class mail for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

•
If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank or other nominee, you should instruct your broker, dealer, custodian bank or other nominee to exercise your subscription rights on your behalf. Please follow the instructions of your nominee, who may require that you meet a deadline earlier than 5:00 p.m., Eastern Time, on September 30, 2010.

How Foreign Stockholders and Other Stockholders Can Exercise Rights
The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address.  Instead, we will have the subscription agent hold the subscription rights certificates for your account. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., Eastern time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

Subscription Agent	American Stock & Transfer Company, LLC

Information Agent	Alliance Advisors, LLC

Shares Outstanding Before the Rights Offering	3,346,518 shares of our common stock were outstanding as of August 10, 2010.

Shares Outstanding After Completion of the Rights Offering
Assuming all shares are sold in the rights offering, we expect approximately 6,941,469 shares of our common stock will be outstanding immediately after completion of the rights offering, which includes the maximum number of shares issuable on September 19, 2010 to the former shareholders of Progenitor Holding.

Fees and Expenses	We will pay the fees and expenses related to the rights offering.

The Nasdaq Capital Market	Our shares of common stock are currently listed for trading on The Nasdaq Capital Market under the ticker symbol “ENCO.”

Corporate Information
Our principal executive offices are located at 435 Devon Park Drive, Building 500,
Wayne, Pennsylvania. Our Internet address is www.encorium.com. We make available free of charge on or through our Internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information contained on our website is not part of this Prospectus.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering.  The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference into this prospectus contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, the shares of our common stock offered in the rights offering and our business.

What is the rights offering?

We are distributing, at no charge, to holders of our shares of common stock, an aggregate of 3,346,518 subscription rights to purchase shares of our common stock at a price of $1.75 per share. You will receive one subscription right for each share of common stock you owned as of 5:00 p.m., Eastern Time, on August 11, 2010, the record date for the rights offering. Each subscription right entitles the holder to a basic subscription right and an over-subscription privilege, as described below. In addition, we are distributing, at no charge an additional 54,633 subscription rights to purchase shares of our common stock at a price of $1.75 per share to a warrant holder on the same terms as being offered to our stockholders under this rights offering.

What is the basic subscription right?

The basic subscription right gives our stockholders the opportunity to purchase an aggregate of 3,346,518 shares of our common stock at a subscription price of $1.75 per share. For each share you owned as of the record date for the rights offering, your basic subscription right gives you the opportunity to purchase one share. For example, if you owned 100 shares of common stock as of the record date, you would have received 100 subscription rights and would have the right to purchase 100 shares of our common stock for $1.75 per share (or a total payment of $175). You may exercise all or a portion of your basic subscription rights, or you may choose not to exercise any subscription rights at all.  If you exercise less than all of your basic subscription rights, you will not be entitled to purchase shares under your over-subscription privilege.  We will not issue fractional shares. If you hold an Encorium Group, Inc. stock certificate, the number of shares you may purchase pursuant to your basic subscription rights is indicated on the enclosed rights certificate. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee who uses the services of the Depository Trust Company (“DTC”), you will not receive a rights certificate. Instead, DTC will issue one subscription right to your nominee record holder for each share of our common stock that you own as of the record date. If you are not contacted by your nominee, you should contact your nominee as soon as possible.

What is the over-subscription privilege?

If you purchase all of the shares available to you pursuant to your basic subscription rights, you may also choose to purchase a portion of any shares that our other stockholders do not purchase through the exercise of their basic subscription rights. You should indicate on your rights certificate, or the form provided by your nominee if your shares are held in the name of a nominee, how many additional shares you would like to purchase pursuant to your over-subscription privilege. As described below, this offering is limited to an aggregate subscription price of $5,952,015.

If sufficient shares are available, we will seek to honor your over-subscription request in full. If over-subscription requests exceed the number of shares available, however, we will allocate the available shares pro rata among the stockholders exercising the over-subscription privilege in proportion to the number of shares of our common stock each of those stockholders owned on the record date, relative to the number of shares owned on the record date by all stockholders exercising the over-subscription privilege. If this pro rata allocation results in any stockholder receiving a greater number of shares than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of shares for which the stockholder oversubscribed, and the remaining shares will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares have been allocated.

To properly exercise your over-subscription privilege, you must deliver to the subscription agent the subscription payment related to your over-subscription privilege before the rights offering expires. If you send payment by uncertified check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared. Because we will not know the total number of unsubscribed shares before the rights offering expires, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares that may be available to you (i.e., the aggregate payment for both your basic subscription rights and for any additional shares you desire to purchase pursuant to your over-subscription privilege).    See “The Rights Offering—The Subscription Rights—Over-Subscription Privilege.” Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty. The percentage of shares each rights holder may acquire will be rounded up to result in delivery of whole shares.

American Stock Transfer and Trust Company, LLC, our subscription agent for the rights offering, will determine the over-subscription allocation based on the formula described above.

What happens if holders exercise basic subscription rights or over-subscription rights to purchase more than 3,401,151 shares in this offering?

If the rights holders exercise their basic subscription rights to purchase more than 3,401,151 shares, we will allocate the 3,401,151 available shares pro rata among rights holders who exercise their basic subscription rights, based on the number of shares they own on the record date. If the rights holders exercise their basic subscription rights to purchase less than 3,401,151 shares, we will allocate the remaining available shares pro rata among rights holders who exercise their over-subscription rights, based on the number of shares they own on the record date. The allocation process will assure that the total number of shares available for basic subscriptions and over-subscriptions is distributed on a pro rata basis. The percentage of shares each rights holder may acquire will be rounded up to result in delivery of whole shares.

Payments for basic subscription and over-subscription rights will be deposited upon receipt by the subscription agent and held in a segregated account with the subscription agent pending a final determination of the number of shares to be issued pursuant to the basic and over-subscription rights. If the prorated amount of shares allocated to you in connection with your basic subscription and over-subscription right is less than your basic subscription and over-subscription request, then the excess funds held by the subscription agent on your behalf will be promptly returned to you without interest or penalty. We will issue certificates representing your shares of our common stock, or credit your account at your nominee holder with shares of our common stock, electronically in registered, book-entry form only on our records or on the records of our transfer agent, American Stock Transfer and Trust Company, that you purchased pursuant to your basic subscription and over-subscription rights as soon as practicable after the rights offering has expired and all proration calculations, reductions, and additions contemplated by the terms of the rights offering have been effected.

Are there any limits on the number of shares I may purchase in the rights offering or own as a result of the rights offering?

You may only purchase the number of whole shares of common stock purchasable upon exercise of the number of basic subscription rights distributed to you in the rights offering, plus the maximum amount of over- subscription privilege shares available, if any. Accordingly, the number of shares of common stock that you may purchase in the rights offering is limited by the number of shares of our common stock you held on the record date and by the extent to which other stockholders exercise their subscription rights and over-subscription privileges, which we cannot determine prior to completion of the rights offering.  We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful.

Why are we engaging in a rights offering and how will we use the proceeds from the rights offering?

The purpose of this rights offering is to raise equity capital in a cost-effective manner that allows all stockholders to participate. We currently intend to use the estimated net proceeds from the sale of these securities for working capital and other general corporate purposes. We may also use a portion of the net proceeds to acquire businesses that we believe are complementary to our own or for repayment of approximately $3.6 million principal amount outstanding of certain indebtedness of the Company. We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. We expect that the total purchase price of the shares offered in this rights offering to be $5,821,295 million, assuming full participation. Our board of directors has chosen the structure of a rights offering to raise capital to allow existing stockholders to purchase additional shares of our common stock based on their pro rata ownership percentage.

In addition, as discussed above, NASDAQ previously determined that the Company’s stockholders’ equity did not comply with the minimum $2.5 million stockholders’ equity requirement for continued listing on The NASDAQ Capital Market. As of December 31, 2009 the stockholders' equity of the Company was $2.3 million, which failed to meet the $2.5 million minimum stockholders equity requirement.  The Company received a delisting action on April 22, 2010 from the NASDAQ Stock Market notifying the Company of its failure to comply with the requirement.  In accordance with the terms of the Market Place Rules, the Company requested a hearing before the NASDAQ Listing Qualifications Panel.  The Company met with the NASDAQ Listing Qualifications Panel on June 10, 2010 and presented its plan of compliance which was substantially based on its acquisition of Progenitor and the successful completion of the rights offering pursuant to this Prospectus.  On July 9, 2010 the Listing Qualifications Panel granted the Company’s request for continued listing, subject to certain conditions, including that on or before October 19, 2010, the Company must disclose the closing of the rights offering and the resulting stockholders’ equity which must be at lest $2.5 million and provided that the Company is able to demonstrate compliance with all other requirements for continued listing on The Nasdaq Capital Market.  If the rights offering is not fully subscribed, the Company may not be able to meet the $2.5 million stockholders equity requirement and the Company’s stock may be delisted from the Nasdaq Capital Market.

How was the $ 1.75 per share subscription price determined?

We established a special committee, comprising of three members of our board of directors, all of whom are independent directors. In determining the subscription price, the special committee considered a number of factors, including: the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, the need for capital and alternatives available to us for raising capital, potential market conditions, and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the special committee also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, our current financial condition and considered data relating to a range of discounts to market value represented by the subscription prices in various prior rights offerings.  The special committee determined that the subscription price should be designed to provide an incentive to our current stockholders to exercise their rights.  The special committee also obtained advice from Mufson, Howe, Hunter & Company LLC,  its financial advisor with respect to financing alternatives, including the rights offering, on a number of these issues.

The subscription price does not necessarily bear any relationship to any other established criteria for value. You should not consider the subscription price as an indication of value of the Company or our common stock. You should not assume or expect that, after the rights offering, our shares of common stock will trade at or above the subscription price in any given time period. The market price of our common stock may decline during or after the rights offering, and you may not be able to sell the underlying shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. You should obtain a current quote for our common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering.  See “The Rights Offering—Determination of Subscription Price” in this prospectus.

Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise any number of your subscription rights or you may choose not to exercise any subscription rights. If you do not exercise any subscription rights, the number of shares of our common stock you own will not change. However, if you choose not to exercise your subscription rights, your ownership interest in Encorium will be diluted by other stockholder purchases.

In addition, if you do not exercise all of your basic subscription rights in full, you will not be entitled to participate in the over-subscription privilege.  See “Risk Factors—If you do not exercise your subscription rights, your percentage ownership in Encorium will be diluted.”

How soon must I act to exercise my subscription rights?

If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payment, including final clearance of any uncertified check, before the rights offering expires on September 30, 2010, at 5:00 p.m., Eastern Time. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee, your nominee may establish a deadline before the expiration of the rights offering by which you must provide it with your instructions to exercise your subscription rights. Although our board of directors may, in its discretion, extend the expiration date of the rights offering, we currently do not intend to do so. Our board of directors may cancel the rights offering at any time. If we cancel the rights offering, all subscription payments received will be returned promptly, without interest or penalty.

Although we will make reasonable attempts to provide this prospectus to our stockholders, the rights offering and all subscription rights will expire on the expiration date, whether or not we have been able to locate each person entitled to subscription rights.

May I transfer my subscription rights?

No. Should you choose not to exercise your rights, you may not sell, give away or otherwise transfer your rights. However, rights will be transferable to affiliates of the recipient and by operation of law, for example, upon the death of the recipient.

Are we requiring a minimum overall subscription to complete the rights offering?

No. We are not requiring an overall minimum subscription to complete the rights offering. However, our board of directors reserves the right to cancel the rights offering for any reason, including if we do not receive aggregate subscriptions that we believe will satisfy our capital plans.

Can the board of directors cancel or extend the rights offering?

Yes. Our board of directors may decide to cancel the rights offering at any time and for any reason before the rights offering expires. If our board of directors cancels the rights offering, any money received from subscribing stockholders will be returned promptly, without interest or penalty. We also have the right to extend the rights offering for additional periods, although we do not presently intend to do so.

Has the board of directors made a recommendation to stockholders regarding the rights offering?

No. Our board of directors is making no recommendation regarding your exercise of the subscription rights. Stockholders who exercise subscription rights will incur investment risk on new money invested. We cannot predict the price at which our shares of common stock will trade after the offering. The market price for our common stock may decrease to an amount below the subscription price, and if you purchase shares at the subscription price, you may not be able to sell the underlying shares of our common stock in the future at the same price or a higher price.

In addition, although the Company’s common stock is currently listed on The NASDAQ Capital Market, on April 22, 2010 the Company was notified by NASDAQ Stock Market that the Company’s common stock was being delisted for failure to comply with the minimum $2.5 million stockholders’ equity requirement for continued listing on The NASDAQ Capital Market.  In accordance with the terms of the Market Place rules, the Company requested a hearing before the NASDAQ Listing Qualifications Panel  The Company met with the NASDAQ Listing Qualifications Panel on June 10, 2010 and presented its plan of compliance which was substantially based on its acquisition of Progenitor and the successful completion of the rights offering pursuant to this Prospectus.  On July 9, 2010 the Listing Qualifications Panel granted the Company’s request for continued listing, subject to certain conditions, including that on or before October 19, 2010, the Company must disclose the closing of the rights offering and the resulting stockholders’ equity which must be at least $2.5 million and provided that the Company is able to demonstrate compliance with all other requirements for continued listing on The Nasdaq Capital Market. If the rights offering is not fully subscribed, the Company may not be able to meet the $2.5 million stockholders equity requirement and the Company’s stock may be delisted from the Nasdaq Capital Market.  In the event the Company's stock is ultimately delisted, the Company anticipates that its common stock would be eligible to trade on the OTC Bulletin Board or in the "Pink Sheets." However, securities may become eligible for such trading only if a market maker makes application to register and quote the security in accordance with SEC Rule 15c2-11, and such application is cleared. Only a market maker may file such application.

You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the rights offering and the information contained in, or incorporated by reference into, this prospectus.  See “Risk Factors” for a discussion of some of the risks involved in investing in our shares of common stock.

Will our directors and executive officers participate in the rights offering?

Certain of our officers and directors are holders of our common stock and, as such, are eligible to participate in this rights offering. However, we cannot guarantee to you that any of them will exercise their subscription rights.

How do I exercise my subscription rights if I own shares in certificate form?

If you hold an Encorium stock certificate and you wish to participate in the rights offering, you must deliver a properly completed and signed rights certificate, together with payment of the purchase price, to the subscription agent before 5:00 p.m., Eastern Time, on September 30, 2010. If you send an uncertified check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared. In certain cases, you may be required to provide signature guarantees.

Please follow the delivery instructions on the rights certificate. Do not deliver documents to Encorium. You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent so that the subscription agent receives them by 5:00 p.m., Eastern Time, on September 30, 2010.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares.

What should I do if I want to participate in the rights offering but my shares are held in the name of a broker, dealer, custodian bank or other nominee?

If you hold your shares of common stock through a broker, dealer, custodian bank or other nominee, then your nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf. If you wish to purchase our common stock through the rights offering, you should contact your broker, dealer, custodian bank or nominee as soon as possible. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the expiration date of the rights offering.

What form of payment is required to purchase our common shares?

As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent must be made in U.S. currency, by check or bank draft payable to “American Stock Transfer & Trust Company LLC, as Subscription Agent,” drawn upon a U.S. bank or by wire transfer of immediately available funds. If you send payment by uncertified check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared.

When will I receive my new shares?

If you purchase shares in the rights offering by submitting a rights certificate and payment, we will mail you a share certificate as soon as practicable after the completion of the rights offering. One share certificate will be generated for each rights certificate processed. Until your share certificate is received, you may not be able to sell the shares acquired in the rights offering. If your shares as of the record date were held by a custodian bank, broker, dealer or other nominee, and you participate in the rights offering, you will not receive share certificates for your new shares. Your custodian bank, broker, dealer or other nominee will be credited with the shares of common stock you purchase in the rights offering as soon as practicable after the completion of the rights offer.

After I send in my payment and rights certificate to the subscription agent, may I cancel my exercise of subscription rights?

No. All exercises of subscription rights are irrevocable unless the rights offering is cancelled, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares at the subscription price of $1.75 per share.

Will the shares of common stock that I receive upon exercise of my rights be tradable on the NASDAQ Capital Market, other stock exchange or market, or on the OTC Bulletin Board?

Although the Company’s common stock is currently listed on The NASDAQ Capital Market and we expect that the shares of our common stock to be issued upon the exercise of the rights also will be listed for trading on that market, on April 22, 2010 the Company was notified by NASDAQ Stock Market that the Company’s common stock was being delisted for failure to comply with the minimum $2.5 million stockholders’ equity requirement for continued listing on The NASDAQ Capital Market. In accordance with the terms of the Market Place rules, the Company requested a hearing before the NASDAQ Listing Qualifications Panel. The Company met with the NASDAQ Listing Qualifications Panel on June 10, 2010 and presented its plan of compliance which was substantially based on its acquisition of Progenitor and the successful completion of the rights offering pursuant to this Prospectus. On July 9, 2010 the Listing Qualifications Panel granted the Company’s request for continued listing, subject to certain conditions, including that on or before October 19, 2010, the Company must disclose the closing of the rights offering and the resulting stockholders’ equity which must be at least $2.5 million and provided that the Company is able to demonstrate compliance with all other requirements for continued listing on The Nasdaq Capital Market. If the rights offering is not fully subscribed, the Company may not be able to meet the $2.5 million stockholders equity requirement and the Company’s stock may be delisted from the Nasdaq Capital Market. In the event the Company's stock is ultimately delisted after the appeals process, the Company anticipates that its common stock would be eligible to trade on the OTC Bulletin Board or in the "Pink Sheets." However, securities may become eligible for such trading only if a market maker makes application to register and quote the security in accordance with SEC Rule 15c2-11, and such application is cleared. Only a market maker may file such application.

You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the rights offering and the information contained in, or incorporated by reference into, this prospectus.  See “Risk Factors” for a discussion of some of the risks involved in investing in our shares of common stock.

What effects will the rights offering have on our outstanding common stock?

Assuming all shares are sold in the rights offering, we expect approximately 6,941,469 shares of our common stock will be outstanding immediately after completion of the rights offering, which includes the maximum number of shares issuable on September 19, 2010 to the former shareholders of Progenitor Holding. As a result of the rights offering, the ownership interests and voting interests of the existing stockholders that do not fully exercise their basic subscription rights will be diluted. The exact number of shares that we will issue in this rights offering will depend on the number of shares that are subscribed for in the rights offering by our stockholders. In addition, if the subscription price of the shares is less than the market price of our common stock it will likely reduce the market price per share of shares you already hold.

How much will Encorium receive from the rights offering?

If all of the subscription rights (including all over-subscription privileges) are exercised in full by our stockholders, we estimate that the net proceeds to us from the rights offering, after deducting estimated offering expenses, will be approximately $5,716,015 million. It is possible that we may not sell all or any of the shares being offered to existing stockholders or that we will elect to cancel the rights offering altogether.

Have any stockholders indicated they will exercise their rights?

The Company’s largest stockholder, Ilari Koskelo, has indicated to the Company that he intends to exercise all of his basic subscription rights, but he has not made any formal commitment to do so.  Depending on the level of participation in the rights offering, the exercise by Ilari Koskelo of his basic subscription rights and oversubscription rights may result in Mr. Koskelo being able to exercise substantial control over matters requiring stockholder approval upon completion of the offering. Please see the “Risk Factors” section of this Prospectus for more information.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of common stock and you should consider this investment as carefully as you would consider any other investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” beginning on page 17 of this Prospectus and in the documents incorporated by reference into this Prospectus.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If we do not complete the rights offering, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. If you own shares in “street name,” it may take longer for you to receive your subscription payment because the subscription agent will return payments through the record holder of your shares.

How do I exercise my subscription rights if I live outside the United States?

Subscription certificates will not be mailed to foreign holders. A foreign holder is any holder on the record date whose address of record is outside the United States or Canada, or is an Army Post Office (APO) address or Fleet Post Office (FPO) address. Instead, we will have the subscription agent hold the subscription rights certificates for your account. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m., Eastern time, at least three business days prior to the expiration date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your subscription rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

What fees or charges apply if I purchase shares in the rights offering?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through a broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of exercising my subscription rights?

For U.S. federal income tax purposes, you should not recognize income or loss in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to your particular tax consequences resulting from the rights offering. For a detailed discussion, see “Certain U.S. Federal Income Tax Consequences.”

What effect will the rights offering have on holders of stock options?

Option holders will not be eligible to participate in the rights offering with respect to stock options that are unexercised as of the record date. The offering will not affect the rights of option holders under our equity compensation plans and relevant stock option agreement.

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer, custodian bank or other nominee, then you should send your subscription documents and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate and subscription payment by mail or overnight courier to:

If delivering by mail:

American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
P.O. Box 2042
New York, New York 10272-2042

Phone: Toll-free (877) 248-6417
(718) 921-8317
If delivering by hand or courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

You or, if applicable, your nominee are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent and clearance of payment before the expiration of the rights offering at 5:00 p.m. Eastern Time on September 30, 2010.

Whom should I contact if I have other questions?

If you have any questions regarding the rights offering, completing a rights certificate or submitting payment in the rights offering, please contact our information agent for the rights offering, Alliance Advisors, LLC at 866-458-9858.

RISK FACTORS

An investment in our common stock involves a high degree of risk. In evaluating an investment in shares of our common stock, you should carefully consider the risks described below, together with the other information included or incorporated by reference in this prospectus, including the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2009 and the risks we have highlighted in other sections of this prospectus.

The risks described below are not the only risks we face. If any of the events described in the following risk factors actually occurs, or if additional risks and uncertainties not presently known to us or that we currently deem immaterial, materialize, then our business, results of operations and financial condition could be materially adversely affected. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment in our shares. The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Related to the Rights Offering

The market price of our common stock is volatile and may decline before or after the subscription rights expire in the rights offering, and since you cannot revoke the exercise of your subscription rights, you could be committed to buying shares above the market price of our common stock.

The market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control.  Once you exercise your subscription rights, you may not revoke them. We cannot assure you that the market price of our common stock will not decline after you elect to exercise your subscription rights. If you exercise your subscription rights and, afterwards, the public trading market price of our shares of common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price and could have an immediate unrealized loss. Our common stock is traded on The Nasdaq Capital Market under the symbol “ENCO,” and the last reported sales price of our common stock on The Nasdaq Capital Market on August 19, 2010 was $2.45 per share. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your shares of common stock at a price equal to or greater than the subscription price. Until shares are delivered upon expiration of the rights offering, you will not be able to sell shares that you purchase in the rights offering.

The subscription price determined for the rights offering is not necessarily an indication of the fair value of our common stock.

The per share subscription price is not necessarily related to our book value, tangible book value, multiple of earnings or any other established criteria of fair value and may or may not be considered the fair value of our common stock to be offered in the rights offering. After the date of this prospectus, our shares of common stock may trade at prices below the subscription price.

If you do not exercise your subscription rights, your percentage ownership in Encorium will be diluted.

Assuming we sell the full amount of shares issuable in connection with the rights offering, we will issue approximately 3,401,151 shares of our common stock in connection with the rights offering . If you choose not to exercise your basic subscription rights and you do not exercise your over-subscription privilege prior to the expiration of the rights offering, your relative ownership interest in our common stock will be diluted.

We may cancel the rights offering at any time without further obligation to you.

We may, in our sole discretion, cancel the rights offering before it expires. If we cancel the rights offering, neither we nor the subscription agent will have any obligation to you with respect to the rights except to return any payment received by the subscription agent, without interest, as soon as practicable.

You will not be able to sell the shares you buy in the rights offering until you receive your stock certificates or your account is credited with the common stock.

If you purchase shares in the rights offering by submitting a rights certificate and payment, we will mail you a stock certificate as soon as practicable after September 30, 2010, or such later date as to which the rights offering may be extended. If your shares are held by a broker, dealer, custodian bank or other nominee and you purchase shares, your account with your nominee will be credited with the shares of our common stock you purchased in the rights offering as soon as practicable after the expiration of the rights offering, or such later date as to which the rights offering may be extended. Until your stock certificates have been delivered or your account is credited, you may not be able to sell your shares. The stock price may decline between the time you decide to sell your shares and the time you are actually able to sell your shares.

The rights offering does not require a minimum amount of proceeds for us to close the offering, which means that if you exercise your rights, you may acquire additional shares of common stock in us when we do not have enough capital to execute our business strategy in the long term.

There is no minimum amount of proceeds required to complete the rights offering and your exercise of your subscription rights is irrevocable. Therefore, if you exercise your basic subscription rights or the over-subscription privilege, but we do not sell the entire amount of securities being offered in this rights offering, you may be investing in a company that does not have sufficient capital to execute its business strategy.

Depending on the level of participation in the rights offering, Ilari Koskelo may be able to exercise substantial control over matters requiring shareholder approval upon completion of the offering.

On the record date of the rights offering, Ilari Koskelo beneficially owned approximately 19.4% of the outstanding shares of the Company’s common stock. As a shareholder as of the record date, Ilari Koskelo will have the right to subscribe for and purchase shares of our common stock under both the basic subscription and oversubscription rights provided by the rights offering. Mr. Koskelo has indicated to the Company that he intends to exercise all of his basic subscription rights, but has not made any formal commitment to do so. If Mr. Koskelo exercises his rights in the rights offering and a significant number of other stockholders do not exercise their rights, the ownership percentage of Mr. Koskelo following completion of the offering may increase to greater than 33% of the outstanding shares of the Company’s common stock. If this were to occur, Mr. Koskelo would be able to exercise substantial control over matters requiring stockholder approval. Your interests as a holder of common stock may differ from the interests of Mr. Koskelo.

You will need to act promptly and to carefully follow the subscription instructions, or your exercise of rights may be rejected.

Stockholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 pm Eastern Time on September 30, 2010, the expiration date. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration date. We shall not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction the subscription agent may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent will undertake to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

Risks Related to Our Business

We may not be able to meet our cash requirements without implementing cost cutting initiatives, increasing revenues, and maintaining current customer contracts; failure to do so will result in the need to raise additional capital or significantly reduce our operating costs, which may include the cessation of operations in certain countries.

Historically, our net cash used in operations has been substantial. Our net cash used in operations for the six months ended June 30, 2010 was $853 thousand. Our cash and cash equivalents as of June 30, 2010 was $176 thousand as compared to $197 thousand as of December 31, 2009. We anticipate that will meet our cash requirements at least into September of 2011, assuming we are able to fully implement our current costs cutting initiatives, we are able to win additional contracts and we are able to maintain our current customer contracts. In the event we are unable to do so, in order for the Company to continue as a going concern we will be required to obtain additional capital from external sources or significantly reduce our operating costs, which may include the cessation of operations in some countries.

Our ability to obtain additional financing in the future will depend in part upon prevailing capital market conditions, as well as conditions in our business and our operating results; and those factors may affect our efforts to arrange additional financing on terms that are satisfactory to us or at all. Given the current levels of the trading price of the Company’s common stock, if the Company were to raise additional capital by issuing equity securities other than to existing stockholders, existing stockholders’ percentage ownership would be reduced and they would experience substantial dilution. If we were to raise additional funds by issuing debt securities, these debt securities would have rights, preferences, and privileges senior to those of our common stock, and the terms of the debt securities issued could impose significant restrictions on our operations. If we are unable to obtain additional capital, we will scale back our operations until such capital is obtained or seek stockholder approval to wind down operations and liquidate the company.

The perception that we may not be able to continue as a going concern may adversely affect our business.

Any perception that we may not be able to continue as a going concern may cause others to choose not to deal with us due to concerns about our ability to meet our contractual obligations and may adversely affect our ability to win new contracts and/or raise additional capital.

We currently fail to meet NASDAQ’s $2.5 million minimum stockholders’ equity requirement for continued listing and may not be able to meet the other listing requirements in the future, with the result being that our Common Stock may be delisted from NASDAQ.

Our common stock began trading on NASDAQ in December 1997. There are several requirements for continued listing on NASDAQ including, but not limited to, a minimum stock price of $1.00 per share and either (a) $2.5 million or more in stockholders’ equity, (b) market capitalization of $35 million or more, or (c) net income in the last fiscal year, or two of the last three fiscal years, of $500,000 or more.

The Company is currently listed on The NASDAQ Capital Market.  On August 25, 2009, the Company received a letter from The NASDAQ Stock Market notifying the Company that, based on its Form 10-Q for the period ended June 30, 2009, the Company’s stockholders’ equity did not comply with the minimum $2.5 million stockholders’ equity requirement for continued listing on The NASDAQ Capital Market. As provided in the NASDAQ Marketplace Rules, the Company submitted to NASDAQ a plan and timeline to achieve and sustain compliance. NASDAQ granted the Company an extension until December 8, 2009 to comply and notified Company that, if at the time of its periodic report for the year ending December 31, 2009, the Company did not evidence compliance; the Company’s common stock may be subject to delisting.  As of December 31, 2009 the stockholders' equity of the Company was $2.3 million, which failed to meet the $2.5 million minimum stockholders equity requirement.  The Company received a delisting action on April 22, 2010 from the NASDAQ Stock Market notifying the Company of its failure to comply with the requirement.  In accordance with the terms of the Market Place Rules, the Company requested a hearing before the NASDAQ Listing Qualifications Panel.  The Company met with the NASDAQ Listing Qualifications Panel on June 10, 2010 and presented its plan of compliance which was substantially based on its acquisition of Progenitor and the successful completion of the rights offering pursuant to this Prospectus.  On July 9, 2010 the Listing Qualifications Panel granted the Company’s request for continued listing, subject to certain conditions, including that on or before October 19, 2010, the Company must disclose the closing of the rights offering and the resulting stockholders’ equity which must be at least $2.5 million and provided that the Company is able to demonstrate compliance with all other requirements for continued listing on The Nasdaq Capital Market.  If the rights offering is not fully subscribed, the Company may not be able to meet the $2.5 million stockholders equity requirement and the Company’s stock will be delisted from the Nasdaq Capital Market.

If delisted, our common stock will likely be quoted in the over-the-counter market in the so-called “pink sheets” or quoted in the OTC Bulletin Board. In addition, our common stock would be subject to the rules promulgated under the Securities Exchange Act of 1934 relating to “penny stocks.”  These rules require brokers who sell securities that are subject to the rules, and who sell to persons other than established customers and institutional accredited investors, to complete required documentation, make suitability inquiries of investors and provide investors with information concerning the risks of trading in the security. These requirements would make it more difficult to buy or sell our common stock in the open market. In addition, the delisting of our common stock could materially adversely affect our ability to raise capital on terms acceptable to us or at all. Delisting from NASDAQ could also have other negative results, including the potential loss of confidence by clients and employees, the loss of institutional investor interest and fewer business development opportunities.

Our backlog may not be indicative of future results.

Backlog is the amount of revenue that remains to be earned and recognized on written awards, signed contracts and letters of intent. We cannot be certain that the backlog we have reported will be indicative of our future results. A number of factors may affect our backlog, including: the ability of clients to reduce or expand the size and duration of the projects (some are performed over several years); the termination or delay of projects; and a change in the scope of work during the course of a project. In addition since our backlog is reported in U.S. Dollars, but substantially all of our contracts are denominated in currencies other than the U.S. Dollar, changes in the foreign currency exchange rates could reduce the amount of backlog reported.

Also, if clients delay projects, the projects will remain in backlog, but will not generate revenue at the rate originally expected. Accordingly, historical indications of the relationship of backlog to revenues may not be indicative of future results and should not be relied upon.

Our inability to forecast our revenue pipeline or convert revenue pipeline into contracts could increase fluctuations in our revenue and financial results.

We use a “pipeline” system, a common industry practice, to forecast contract awards and trends in our business. Our management team monitors the status of all potential contract awards, including the potential dollar amount of each contract transaction. We aggregate these estimates periodically to generate a pipeline and then evaluate the pipeline to identify trends in our business. This pipeline analysis and related estimates of revenue may differ significantly from actual revenues in a particular reporting period. When customers delay contracts, reduce the amount of their contract or cancel contracts altogether, it will reduce the rate of conversion of the pipeline into contracts and our revenues will be harmed. Our inability to respond to a variation in the pipeline or in the conversion of the pipeline into contracts in a timely manner, or at all, could cause us to plan or budget inaccurately and thereby could adversely affect our results of operations and financial condition.

Our operating results can be expected to fluctuate from period to period.

Fluctuating operating results are usually due to the level of new business awards in a particular period and the timing of the initiation, progress or cancellation of significant projects. Even a short acceleration or delay in such projects could have a material effect on our results in a given reporting period. Varying periodic results could adversely affect the price of our common stock if investors react to our reporting operating results which are less favorable than in a prior period or lower than those anticipated by investors or the financial community generally.

Our stock price may continue to experience fluctuations.

The market prices of securities of thinly-traded companies such as ours generally are highly volatile.  In this market environment, the sale of a substantial number of shares of our common stock in the public market or the perception that such a sale might occur would likely have a materially adverse effect on the market price of our common stock.

Any litigation brought against us as a result of this volatility could result in substantial costs and a diversion of our management’s attention and resources, which could negatively impact our financial condition, revenues, results of operations, and the price of our common stock.

If we raise additional capital by issuing equity securities in a fluctuating market, many or all of our existing stockholders may experience substantial dilution, and if we need to raise capital by issuing equity securities at a time when our stock price is down, we may have difficulty raising sufficient capital to meet our requirements.

We may incur additional impairment charges which may adversely affect our results of operations.

The Company follows the provisions ASC 805, “Business Combinations” and ASC 350, “ Goodwill and Other Intangible Assets ,” applicable to business combinations. In accordance with these standards, goodwill acquired in connection with the acquisition of Encorium Oy was not amortized and any goodwill acquired in connection with the acquisition of Progenitor Holding will no be amortized. Under ASC 350, goodwill is subject to impairment testing annually or whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. The Company performed its annual impairment testing as of November 1, 2009 and determined that both goodwill and related intangible assets acquired in connection with the acquisition of Encorium Oy were not impaired and that no adjustment to the carrying value was necessary as of that date.  Impairment testing involves various estimates and assumptions, which could vary, and an analysis of relevant market data and market capitalization. If our stock price continues to decline or if economic conditions continue to deteriorate, we may incur impairment charges which may adversely impact our results of operations and financial condition.

Failure to develop new business in our intensely competitive industry will cause our revenues to decline.

The market for clinical research services is highly competitive. We primarily compete against in-house departments of pharmaceutical, and biotechnology  companies and other clinical research organizations. Competitors in our industry range from small, limited-service providers to full service, global clinical research organizations. Many of our competitors have an established global presence, including Quintiles Transnational Corp., Covance, Inc., Parexel International Corporation, Icon Clinical Research, and Kendle International, Inc.  In addition, many of our competitors have substantially greater financial and other resources than we do. Significant factors in determining whether we will be able to compete successfully include: our consultative and clinical trials design capabilities; our reputation for on-time quality performance; our expertise and experience in specific therapeutic areas; the scope of our service offerings; our ability to recruit investigators and study subjects in a timely manner; our strength in various geographic markets; the price of our services; our ability to acquire, process, analyze and report data in a time-saving and accurate manner; our global data services capabilities; our ability to manage large-scale clinical trials both domestically and internationally; and our size.

If our services are not competitive based on these or other factors and we are unable to develop an adequate level of new business, our business, backlog position, financial condition and results of operations will be materially and adversely affected. In addition, we may compete for fewer clients arising out of consolidation within the pharmaceutical industry and the growing tendency of drug companies to outsource to a smaller number of preferred clinical research organizations that have far greater resources and capabilities.

Our services may from time to time experience periods of increased price competition that could have a material adverse effect on our profitability and revenues. Additionally, the CRO industry is not highly capital-intensive, and the financial costs of entry into the industry are relatively low. Therefore, as a general matter, the industry has few barriers to entry. Newer, smaller entities with specialty focuses, such as those aligned to a specific disease or therapeutic area, may compete aggressively against us for clients.

We depend on a small number of industries and clients for our business, and the loss of one of our significant clients could cause revenues to drop quickly and unexpectedly.

Historically, projects in the fields of cardiovascular, oncology, immunology, vaccines, medical devices as well as clinical staff outsourcing have represented 50-75% of our European project work, although the mix of projects is subject to change from year to year. Our net revenues from our top largest clients amounted to 60% of our net revenues representing 42% and 18% of our net revenues, respectively, for the three months ended June 30, 2010, as compared to the three months ended June 30, 2009 in which net revenues from these clients amounted to 51% of our revenues representing 37% and 14%. The Company expects that a relatively small number of clients will continue to represent a significant percentage of its net revenue.  Contracts with these clients generally can be terminated on short notice. The loss of business from any one of these significant clients would have a material and adverse effect on its business and revenues.

Loss of key personnel, or failure to attract and retain additional personnel, may cause the success and growth of our business to suffer.

Our future success depends on the personal efforts and abilities of the principal members of our senior management and scientific team to provide strategic direction, develop business, provide service to our clients, manage our operations and finances, and maintain a cohesive and stable environment. The loss of their services might significantly delay or prevent the achievement of business development and strategic objectives. As a provider of complex clinical trial support services, our success depends on our ability to retain key employees and to attract additional qualified employees. Competition for qualified personnel is intense and we cannot assure you that we will be able to retain existing personnel or attract and retain additional highly qualified employees in the future. The loss of services of any of our key executives may have a material and adverse affect on our business operations, results of operations and financial position.

Competition for our key executives and skilled personnel, particularly those with a medical degree, a Ph.D. or equivalent degrees, is intense. We compete with clinical research organizations, pharmaceutical and biotechnology companies, and academic and research institutions that have far greater financial resources to recruit skilled personnel. Our inability to attract and retain qualified executives and scientific staff could have a material and adverse affect on our business plan, results of operations and financial condition. There can be no assurance that we will be able to continue to attract and retain qualified executives and scientific staff in the future.

We may bear financial losses because our contracts may be delayed or terminated or reduced in scope for reasons beyond our control.

Our contracts generally may be terminated or reduced in scope either immediately or upon notice. Clients may terminate or delay their contracts for a variety of reasons, including, but not limited to, the failure of products to satisfy safety requirements, unexpected or undesired clinical results, merger or potential merger-related activities, the client’s budget constraints, the client’s decision to terminate the development of a particular product or to end a particular study, insufficient patient enrollment in a study, insufficient investigator recruitment, manufacturing problems resulting in shortages of the product, or our failure to perform our obligations under the contract. This risk of loss or delay of contracts potentially has greater effect as we pursue larger outsourcing arrangements with global pharmaceutical companies.

Also, over the past several years we have observed that clients may be more willing to delay, cancel or reduce contracts more rapidly than in the past. In addition, companies may proceed with fewer clinical trials or conduct them without assistance of contract research organizations as a result of changing priorities or other internal considerations. These factors may cause such companies to cancel contracts with CROs, such as Encorium. The loss, reduction in scope or delay of a significant contract or the loss or delay of multiple contracts could materially and adversely affect our business, results of operations and financial condition.

The fixed price nature of our contracts could have a negative impact on our operating results.

A significant portion of our contracts are at fixed prices. As a result, we bear the risk of cost overruns. If we fail to adequately price our contracts, fail to effectively estimate the cost to complete fixed price contracts, or if we experience significant cost overruns, our business, results of operations and financial condition could be materially and adversely affected. In addition, contracts with our clients are subject to change orders, which occur when the scope of work performed by us needs to be modified from what was originally contemplated by our contract with the client. This can occur, for example, when there is a change in a key study assumption or parameter or a significant change in timing. Under U.S. generally accepted accounting principles, we cannot recognize additional revenue anticipated from change orders until appropriate documentation is received by us from the client authorizing the change made. However, if we incur additional expense in anticipation of receipt of that documentation, we must recognize the expense as incurred. Further, we may not be successful convincing our clients to approve change orders which change the scope of current contracts. Such under-pricing or significant cost overruns could have a material adverse effect on our business, results of operations, financial condition or cash flows.

Changes in outsourcing trends in the pharmaceutical and biotechnology industries could materially and adversely affect our operating results and growth rate.

Industry trends and economic factors that affect our clients in the pharmaceutical and biotechnology industries also affect our business. Our revenues depend greatly on the expenditures made by the pharmaceutical and biotechnology industries in research and development. The practice of many companies in these industries has been to hire outside organizations like us to conduct clinical research projects. This practice has grown significantly in the last decade, and we have benefited from this trend. However, if this trend were to change and companies in these industries were to reduce the number of research and development projects they outsource, our business could be materially and adversely affected. For example, over the past several years, mergers and other factors in the pharmaceutical industry appear to have slowed decision-making by pharmaceutical companies and delayed drug development projects. The continuation of or increase of these trends could have a negative affect on our business.

Additionally, numerous governments and managed care organizations have undertaken efforts to control growing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and pharmaceutical companies. If future regulatory cost containment efforts limit the profits that can be derived on new drugs, our clients might reduce their research and development spending, which could reduce our business.

Failure to comply with existing regulations could harm our reputation and our operating results.

Any failure on our part to comply with applicable regulations could result in the termination of on-going clinical research or the disqualification of data for submission to regulatory authorities. For example, if we were to fail to verify that patient participants were fully informed and had fully consented to a particular clinical trial, the data collected from that trial could be disqualified. If this were to happen, we could be contractually required to repeat the trial at no further cost to our client, but at a substantial cost to us. The issuance of a notice from the FDA based upon a finding of a material violation by us of GCP requirements could result in contractual liability to our clients and/or the termination of ongoing studies which could materially and adversely affect our results of operations. Similar notices could be issued from the regulatory authorities in other countries where we conduct clinical studies. Furthermore, our reputation and prospects for future work could be materially and adversely diminished.

Changes in governmental regulation could reduce the need for the services we provide, which would negatively affect our future business opportunities.

In recent years the United States Congress, state legislatures and foreign governments have considered various types of health care reform in order to control growing health care costs. The United States Congress, state legislatures and foreign governments may again address health care reform in the future. We are unable to predict what legislative proposals will be adopted in the future, if any.

Implementation of health care reform legislation that results in additional costs to develop new drugs could limit the profits that can be made by our clients from the development of new products. This could adversely affect our clients’ research and development expenditures, which could in turn decrease the business opportunities available to us both in the United States and elsewhere. In addition, new laws or regulations may create a risk of liability, increase our costs or limit our service offerings. We cannot predict the likelihood of any of these events.

Governmental agencies throughout the world, but particularly in the U.S., strictly regulate the drug development and approval process. Our business involves helping pharmaceutical and biotechnology companies navigate the regulatory drug approval process. Any changes in drug approval regulatory requirements such as the introduction of simplified drug approval procedures or an increase in regulatory requirements that we have difficulty satisfying, could eliminate or substantially reduce the need for our services. These and other changes in regulation could have an impact on the business opportunities available to us. As a result, our business, results of operations and financial condition may be materially and adversely affected.

Proposed and future laws and regulations, including laws and regulations relating to the confidentiality of patient information, might increase the cost of our business, increase our risks of liability or limit our service offerings.

Various governments might adopt healthcare legislation or regulations that are more burdensome than existing regulations. These changes could increase our expenses or limit our ability to offer some of our products or services. For example, the confidentiality of patient specific information and the circumstances under which it may be released for inclusion in our databases or used in other aspects of our business are subject to substantial government regulation. Additional legislation governing the possession, use and dissemination of medical record information and other personal health information has been proposed at both the state and national levels and is likely to be proposed in other countries. Proposed federal regulations governing patient specific health information might require us to implement new security measures that require substantial expenditures or limit our ability to offer some of our products and services. These regulations might also increase our costs by creating new privacy requirements and mandating additional privacy procedures for our business, thereby materially and adversely affecting our business, results of operations and financial condition.

Adverse changes in general economic or political conditions in any of the major countries in which we do business could adversely affect our business, operating results and financial position.

Recently, general worldwide economic conditions have experienced a downturn due to slower economic activity, concerns about inflation and deflation, increased energy costs, decreased consumer confidence, reduced corporate profits and capital spending, adverse business conditions, the ongoing effects of the war in Iraq, recent international conflicts and terrorist and military activity, and the impact of natural disasters and public health emergencies. If economic growth in the global economy is further slowed, many customers may delay or reduce spending on our services, which would harm our business, results of operations and financial condition.

Our operations may be interrupted by the occurrence of a natural disaster or other catastrophic event.

We depend upon our clients, study sites and our facilities, as well as the ability to readily travel among these, for the continued operation of our business. We also depend upon the continuous, effective, reliable and secure operation of our computer hardware, software, networks, telecommunications networks, internet servers and related infrastructure. However, catastrophic events, including terrorist attacks, could still disrupt our operations, those of our clients or study sites, or our ability to travel among these locations, which would also affect us. Although we carry business interruption insurance, we might suffer losses as a result of business interruptions that exceed the coverage available under our insurance policies. Any natural disaster or catastrophic event affecting our facilities could have a material and adverse affect on our business and results of operations.

Our success depends on our ability to keep pace with rapid technological changes that could make our products and services less competitive or obsolete.

The clinical research aspects of the pharmaceutical and biotechnology industries are subject to increasingly rapid technological changes. Our competitors or others might develop technologies, products or services that are more effective or commercially attractive than our current or future technologies, products or services, or render our technologies, products or services less competitive or obsolete.  If we cannot make enhancements to our technologies, products and services necessary for us to remain competitive, our competitive position, and in turn our business, results of operations and financial condition, would be materially and adversely affected.

We may have exposure to substantial personal injury claims and may not have adequate insurance to cover such claims.

Our business primarily involves the testing of experimental drugs and biologics or other regulated products on consenting human volunteers pursuant to a study protocol. These tests create a risk of liability for personal injury to or death of volunteers resulting from negative reactions to the drugs administered or from improper care provided by third-party investigators, particularly to volunteers with life-threatening illnesses. In connection with many clinical trials, we contract with physicians to serve as investigators in conducting clinical trials to test new drugs on human volunteers. We do not believe that we are legally accountable for the medical care rendered by third party investigators, and we seek to limit our liability with our clients, third party investigators and others. Although our contracts with clients generally include indemnity provisions and we have loss insurance, our financial condition and results of operations could be materially and adversely affected if we had to pay damages or incur defense costs in connection with a claim that is outside the scope of an indemnity or insurance coverage. Additionally, our financial condition could be materially and adversely affected if our liability exceeds the amount of our insurance.

Contractual indemnification provisions generally do not protect us against liability arising from certain of our own actions, such as negligence. Our financial condition and results of operations could be materially and adversely affected if we were required to pay damages or bear the cost of defending any claim which is not covered by a contractual indemnification provision, in the event that a party who must indemnify us does not fulfill its indemnification obligations, or if the amount we are required to pay is beyond the level of our insurance coverage. In addition, we may not be able to continue to maintain adequate insurance coverage on terms acceptable to us.

If we are unable to attract suitable willing volunteers for the clinical trials of our clients, our results could be materially and adversely affected.

One of the factors on which we compete is the ability to recruit independent investigators who can identify volunteers for the clinical studies we manage on behalf of our clients. These clinical trials rely upon the ready accessibility and willing participation of volunteer subjects. These subjects generally include volunteers from the communities in which the studies are conducted, which to date have provided an adequate pool of potential subjects for research studies. Many of our contracts include payments for achieving specific targets directly tied to the recruitment of study subjects. The trials we manage and our operating results could be materially and adversely affected if we are unable to attract suitable and willing volunteers on a consistent basis.

If we are unable to safeguard our networks and clients’ data, our clients may not use our services and our business may be harmed.

Our networks may be vulnerable to unauthorized access, computer hacking, computer viruses and other security problems. An individual who circumvents security measures could misappropriate proprietary information or cause interruptions or malfunctions in our operations. We may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems caused by any breaches. Security measures that we adopt from time to time may be inadequate.

We may have difficulty obtaining director and officer liability insurance in acceptable amounts for acceptable rates.

We cannot assure that we will be able to obtain in the future sufficient director and officer liability insurance coverage at acceptable rates and with acceptable deductibles and other limitations. Failure to obtain such insurance could materially harm our financial condition in the event that we are required to defend against and resolve any future securities class actions or other claims made against us or our management. Further, the inability to obtain such insurance in adequate amounts may impair our future ability to retain and recruit qualified officers and directors.

We do not intend to pay dividends.

We have never paid any cash dividends on our common stock and do not expect to declare or pay any cash or other dividends in the foreseeable future.

Failure to comply with Section 404 of the Sarbanes-Oxley Act could negatively impact the market price of our stock Failure to maintain effective internal controls in accordance price.

If, in the future, we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Failure to achieve and maintain an effective internal control environment could negatively impact the market price of our common stock.

Actions or inspections by regulatory authorities may cause clients not to award future contracts to us or to cancel existing contracts, which may have a material and adverse effect on our results of operations.

We may be subject to continuing inspections of our facilities and documentation in connection with studies we have conducted in support of marketing applications, or routine inspections of our facilities that have yet to be inspected by regulatory authorities. Regulatory authorities can have significant authority over the conduct of clinical trials, and they have the power to take regulatory and legal action in response to violations of clinical standards, subject protection and regulatory requirements in the form of civil and criminal fines, injunctions and other measures. Additionally, there is a risk that actions by regulatory authorities, if they result in significant inspectional observations or other measures, could cause clients not to award us future contracts or to cancel existing contracts. Depending upon the amount of revenue lost, the results could have a material and adverse affect on our results of operations.

We might lose business opportunities as a result of healthcare reform.

Numerous governments have undertaken efforts to control healthcare costs through legislation, regulation and voluntary agreements with healthcare providers and drug companies. Healthcare reform could reduce the demand for our services and, as a result, our revenue. Any such legislation could cause our customers to spend less on research and development. If this were to occur, we could have fewer clinical trials for our business, which could reduce our earnings.

Our business is subject to international economic, political and other risks that could negatively affect our results of operations or financial position.

Since the sale of our U.S. Business on July 16, 2009, all of our operations are conducted outside the U.S. Our business is subject to substantial risks associated with doing business internationally, including:

•	less stable political and economic environments and changes in a specific country’s or region’s political or economic conditions,

•	potential negative consequences from changes in tax laws affecting our ability to repatriate profits,

•	unfavorable labor regulations,

•	greater difficulties in managing and staffing foreign operations,

•
the need to ensure compliance with the numerous regulatory and legal requirements applicable to our business in each of these jurisdictions, and to maintain an effective compliance program to ensure compliance,

•	changes in trade policies, regulatory requirements and other barriers,

•	civil unrest or other catastrophic events, and

•	longer payment cycles of foreign customers and difficulty collecting receivables in foreign jurisdictions.

These factors are beyond our control. The realization of any of these or other risks associated with operating in foreign countries could have a material adverse effect on our business, results of operations or financial condition.

We have substantial exposure to currency risks.

Since the sale of our U.S. Business on July 16, 2009, all of our operations are conducted outside the U.S. We operate in many foreign countries and are subject to exchange rate gains and losses for multiple currencies. We may also be subject to foreign currency transaction risk when our service contracts are denominated in a currency other than the currency in which we incur expenses or earn fees related to such contracts. Changes in the exchange rate foreign currencies and the U.S. dollar could materially affect the translation of our subsidiaries’ financial results into U.S. dollars for purposes of reporting our consolidated financial results.

The Company depends on the biopharmaceutical industry for most of its revenue.

The Company’s revenues depend on the outsourcing trends, size of the drug-development pipeline and research and development expenditures of the biopharmaceutical industry. Economic factors and industry trends that affect companies in the industry affect its business. A slowdown in research and development spending or a reprioritization of the drug development pipelines or limited access to capital to fund projects in the biopharmaceutical industry could negatively affect our net service revenues and results of operations. Mergers and acquisitions in the biopharmaceutical industry and the related rationalization of the drug-development pipelines could result in delay or cancellation of certain existing projects.

The Company’s indebtedness could adversely affect its business and financial condition.

As of August 20, 2010, the Company’s consolidated indebtedness was approximately $3.6 million.  The Company’s level of indebtedness will have several important effects on its future operations. For example, the Company will be required to use a portion of its cash flow from operations for the payment of principal and interest due on its outstanding indebtedness.  In addition, the Company’s outstanding indebtedness and leverage could increase the impact of negative changes in general economic and industry conditions, as well as competitive pressures. Finally, the level of the Company’s outstanding indebtedness may affect its ability to obtain additional financing for working capital, capital expenditures or general corporate purposes.

General economic conditions as well as conditions affecting the Company’s operations specifically, including, but not limited to, financial and business conditions, many of which are beyond its control, may affect its future performance. As a result, these and other factors may affect the Company’s ability to make principal and interest payments on its indebtedness. The Company’s business might not generate the cash flow necessary to service its indebtedness.  If the Company cannot generate sufficient cash flow from operations in the future to service its indebtedness, it may, among other things:

•	Seek additional financing in the debt or equity markets;

•	Seek to refinance or restructure all or a portion of its indebtedness;

•	Sell selected assets; and/or

•	Reduce or delay planned capital expenditures.

These measures might not be sufficient to enable the Company to service its indebtedness in which event an event of default could potentially occur under one of the Companies loan facilities which would materially and adversely affect the Company’s financial condition and operations.

The Company may be exposed to risk from its various counterparties.

The current global economy has shown signs of weakening and continues to show signs of fragility; its impact may be far reaching. As a result, the Company may be exposed to risks related to defaults from its suppliers and customers.   Key suppliers could fail to deliver agreed upon goods or services. Customers may not be able to obtain financing for their clinical trials with the Company, which may result in the delay or cancellation of these trials. Additionally, customers may not be able to pay or may pay receivables more slowly than in the past resulting in bad debt expenses or poor cash flow.

Risks Associated With the Acquisition of Progenitor

We may be unable to quickly and effectively integrate operations which could materially adversely affect our combined business, financial condition and results of operations

In order to increase profitability and operating efficiencies, we will need to integrate and coordinate certain key elements, including:

•	service offerings;

•	marketing and business development efforts;

•	management and other professional personnel; and

•	operational systems of Encorium and Progenitor

We may not accomplish the integration smoothly, expeditiously or successfully. The difficulties of combining the companies’ operations include:

•	coordinating the efforts and managing the operation, facilities and decision-making process;

•	integrating organizations whose personnel have diverse business and cultural backgrounds; and

•	combining different corporate cultures.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the combined company’s businesses and the loss of key personnel. We will need to dedicate management resources to the integration process which may distract attention from normal operations. Employee uncertainty and lack of focus during the integration process may also disrupt our businesses. If we fail to complete quickly and effectively the integration of our operations, there could be uncertainty in the marketplace or client concern regarding the impact of the business combination, which could materially adversely affect the financial condition and results of operations of the combined businesses.

The acquisition of Progenitor may affect our ability to hire, train and retain highly qualified professionals which may cause our business to suffer.

Our success following the closing of the business combination will depend upon the retention of senior executives and other key employees from both Encorium and Progenitor who are critical to the continued advancement, development and support of our services, ongoing sales and marketing efforts. The loss for any reason of any key executive officer or of any significant group of our client-serving professionals could negatively affect our business and prospects. Employee uncertainty regarding the effects of the business combination could also cause increased turnover among our employees.

The market price of our common stock may decline as a result of the acquisition of Progenitor.

The market price of our common stock may decline as a result of the acquisition of Progenitor, including if:

•	we do not achieve the perceived benefits of the acquisition as rapidly or to the extent anticipated by financial or industry analysts; or

•	the effects of the acquisition on the businesses are not consistent with the expectations of financial or industry analysts.

Our stockholders will suffer dilution to their equity and voting interests as a result of the acquisition of Progenitor.

In connection with the acquisition of Progenitor, we will issue additional shares to the former stockholders of Progenitor.  If the combined company is unable to realize the strategic and financial benefits currently anticipated from the business combination, the Encorium stockholders will have experienced dilution of their ownership interest without receiving any commensurate benefit.

We could lose clients as a result of uncertainty regarding the acquisition.

Uncertainty regarding the acquisition of Progenitor and the ability of Encorium and Progenitor to integrate effectively their operations without significant reduction in quality of service could lead some clients to select other vendors. The loss of business from significant clients could have a negative effect on our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

 This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by these forward-looking statements. These important factors include the factors that we identify in the documents we incorporate by reference in this prospectus, as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. See “Risk Factors.” You should read these factors and other cautionary statements made in this prospectus and any accompanying prospectus supplement, and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in the prospectus and any accompanying prospectus supplement, and in the documents incorporated by reference. We do not assume any obligation to update any forward-looking statements made by us.

THE RIGHTS OFFERING

The Subscription Rights

We are distributing to the record holders of our common stock as of 5:00 p.m., Eastern Time, on August 11, 2010, subscription rights to purchase shares of our common stock at a price of $1.75 per share. The subscription rights entitle the holders of our common stock to purchase an aggregate of approximately 3,346,518 shares of our common stock for an aggregate purchase price of $5,856,407. In addition, we are distributing to a warrant holder, subscription rights to purchase an additional 54,633 shares of our common stock at a price of $1.75 per share for an aggregate purchase price of $95,608 under the same terms as being offered to our stockholders under this rights offering.

Each holder of record of our common stock will receive one subscription right for each full share of our common stock owned by such holder as of 5:00 p.m., Eastern Time, on August 11, 2010. Each subscription right entitles the holder to a basic subscription right to purchase one share and an over-subscription privilege.

We are not requiring an overall minimum subscription to complete the rights offering. We may cancel the rights offering at any time for any reason before the rights offering expires. If we cancel the rights offering, we will issue a press release notifying stockholders of the cancellation, and the subscription agent will return all subscription payments to the subscribers, without interest or penalty, as soon as practicable.

Basic Subscription Rights

You may purchase one share of our common stock per basic subscription right, subject to delivery of the required documents and payment of the subscription price of $1.75 per share, before the rights offering expires. You may exercise all or a portion of your basic subscription rights, or you may choose not to exercise any of your subscription rights. If you do not exercise all of your basic subscription rights in full, you will not be entitled to purchase any shares under your over-subscription privilege.

We will not issue or pay cash in place of fractional rights or fractional shares. Instead, we will round up any fractional rights to the nearest whole right, or any resulting fractional shares to the nearest whole share. We will deliver certificates representing shares or credit your account at your record holder with shares of our common stock that you purchased with your basic subscription rights as soon as practicable following the expiration of the rights offering.

Over-Subscription Privilege

If you purchase all of the shares available to you pursuant to your basic subscription rights, you may also choose to purchase a portion of any shares that other stockholders do not purchase by exercising their basic subscription rights. If sufficient shares are available, we will seek to honor the over-subscription requests in full. If over-subscription requests exceed the number of shares available, however, we will allocate the available shares pro rata among the stockholders exercising the over-subscription privilege in proportion to the number of shares of our common stock each of those stockholders owned on the record date, relative to the number of shares owned on the record date by all stockholders exercising the over-subscription privilege. If this pro rata allocation results in any stockholder receiving a greater number of shares than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of shares for which the stockholder oversubscribed, and the remaining shares will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares have been allocated.

American Stock Transfer and Trust Company, LLC, our subscription agent for the rights offering, will determine the over-subscription allocation based on the formula described above.

To properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege before the rights offering expires. Because we will not know the total number of unsubscribed shares before the rights offering expires, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares that may be available to you (i.e., for the maximum number of shares available to you, assuming you exercise all of your basic subscription rights and are allotted the full amount of your over-subscription without reduction).

We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy any orders for shares pursuant to the over-subscription privilege if all of our stockholders exercise their basic subscription rights in full, and we will only honor an over-subscription privilege to the extent sufficient shares are available following the exercise of basic subscription rights.

To the extent the aggregate subscription price of the actual number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments will be returned to you, without interest or penalty, as soon as practicable.

To the extent the amount you actually paid in connection with the exercise of the over-subscription privilege is less than the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.

We will deliver certificates representing shares or credit the account of your record holder with shares of our common stock that you purchased with the over-subscription privilege as soon as practicable after the expiration of the rights offering.

Limitation on the Purchase of Shares

You may only purchase the number of whole shares of common stock purchasable upon exercise of the number of basic subscription rights distributed to you in the rights offering, plus the maximum amount of over- subscription privilege shares available, if any. Accordingly, the number of shares of common stock that you may purchase in the rights offering is limited by the number of shares of our common stock you held on the record date and by the extent to which other stockholders exercise their subscription rights and over-subscription privileges, which we cannot determine prior to completion of the rights offering.  We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful.

Determination of Subscription Price

We established a special committee, comprising of three members of our board of directors, all of whom are independent directors. In determining the subscription price, the special committee considered a number of factors, including: the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, the need for capital and alternatives available to us for raising capital, potential market conditions, and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the special committee also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, our current financial condition and considered data relating to a range of discounts to market value represented by the subscription prices in various prior rights offerings.  The special committee determined that the subscription price should be designed to provide an incentive to our current stockholders to exercise their rights.  The special committee also obtained advice from Mufson, Howe, Hunter & Company, LLC, our financial advisor, with respect to financing alternatives, including the rights offering, on a number of these issues.

The subscription price does not necessarily bear any relationship to any other established criteria for value. You should not consider the subscription price as an indication of value of the Company or our common stock. You should not assume or expect that, after the rights offering, our shares of common stock will trade at or above the subscription price in any given time period. The market price of our common stock may decline during or after the rights offering, and you may not be able to sell the underlying shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. You should obtain a current quote for our common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering.

Reasons for the Rights Offering

The purpose of this rights offering is to raise equity capital in a cost-effective manner that allows all stockholders to participate. We currently intend to use the estimated net proceeds from the sale of these securities for working capital and other general corporate purposes. We may also use a portion of the net proceeds to acquire businesses that we believe are complementary to our own or for repayment of approximately $3.6 million principal amount outstanding of certain indebtedness of the Company. We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. We expect that the total purchase price of the shares offered in this rights offering to be $5,952,015, assuming full participation.

Our board of directors has chosen the structure of a rights offering to raise capital to allow existing stockholders to purchase additional shares of our common stock based on their pro rata ownership percentage.

Directors’ and Executive Officers’ Participation

Certain of our officers and directors currently hold shares of Encroium common stock and, as such, are eligible to participate in this rights offering. However, we cannot guarantee to you that any of them will exercise their rights to purchase any shares.

Effect of Rights Offering on Existing Stockholders

The ownership interests and voting interests of the existing stockholders who do not exercise their basic subscription rights will be diluted.   See   “Questions and Answers Related to the Rights Offering.”

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. All questions as to the validity, form, eligibility, including times of receipt and matters pertaining to beneficial ownership, and the acceptance of rights certificates and the subscription price will be determined by us, which determinations will be final and binding. No alternative, conditional, or contingent subscriptions will be accepted. We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful.  You may exercise your subscription rights as follows:

Subscription by Registered Holders

If you hold an Encorium stock certificate, the number of shares you may purchase pursuant to your basic subscription rights is indicated on the enclosed rights certificate. You may exercise your subscription rights by properly completing and executing the rights certificate and forwarding it, together with your full payment, to the subscription agent at the address given below under “—Subscription Agent,” to be received before 5:00 p.m., Eastern Time, on September 30, 2010.  Rights holders who fully exercise all basic subscription rights issued to them may participate in the over-subscription right by indicating on their rights certificate the number of shares they are willing to acquire. If sufficient remaining shares are available after the basic subscription, all over-subscriptions will be honored in full. Otherwise, remaining shares will be allocated on a pro rata basis as described under “Over-Subscription Privilege” above.

Subscription by Beneficial Owners

If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, dealer, custodian bank or other nominee, you will not receive a rights certificate. Instead, the Company will issue one subscription right to the nominee record holder for each share of our common stock that you own at the record date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares in the rights offering and follow the instructions provided by your nominee.

Payment Method

Payments must be made in full in U.S. currency by:

• check or bank draft payable to American Stock Transfer & Trust Company, LLC, the subscription agent, drawn against a U.S. bank; or

• wire transfer of immediately available funds to the subscription account maintained by American Stock Transfer & Trust Company, LLC, as Subscription Agent, at JPMorgan Chase Bank, 55 Water Street,New York, New York 10005, ABA #021000021, Account #530-354616 American Stock Transfer, Reference: Encorium Group, Inc. with reference to the rights holder's name.

Payment received after the expiration of the rights offering will not be honored, and the subscription agent will return your payment to you, without interest, as soon as practicable. The subscription agent will be deemed to receive payment upon:

•	clearance of any uncertified check deposited by the subscription agent; or

•	receipt by the subscription agent of any certified check or bank draft, drawn upon a U.S. bank.

If you elect to exercise your subscription rights, you should consider using a certified check or bank draft to ensure that the subscription agent receives your funds before the rights offering expires. If you send an uncertified check, payment will not be deemed to have been received by the subscription agent until the check has cleared. The clearinghouse may require five or more business days. Accordingly, holders who wish to pay the subscription price by means of an uncertified personal check should make payment sufficiently in advance of the expiration of the rights offering to ensure that the payment is received and clears by that date. If you send a certified check or bank draft, drawn upon a U.S. bank, payment will be deemed to have been received by the subscription agent immediately upon receipt of such instrument.

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO US.    We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment before the rights offering expires.

Medallion Guarantee May Be Required

Your signature on your rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	you provide on the rights certificate that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

Missing or Incomplete Rights Certificate or Payment

If you fail to complete and sign the required rights certificates or otherwise fail to follow the subscription procedures that apply to the exercise of your subscription rights before the rights offering expires, the subscription agent will reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect rights certificate, nor are we under any obligation to correct such forms. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable following the expiration of the rights offering.

Expiration Date and Cancellation Rights

The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., Eastern Time, on September 30, 2010, which is the expiration of the rights offering. If you do not exercise your subscription rights before that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares to you if the subscription agent receives your rights certificate or your subscription payment after that time. We have the option to extend the rights offering, although we do not presently intend to do so. We may extend the rights offering by giving oral or written notice to the subscription agent before the rights offering expires. If we elect to extend the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date of the rights offering.

If you hold your shares of common stock in the name of a broker, dealer, custodian bank or other nominee, the nominee will exercise the subscription rights on your behalf in accordance with your instructions. Please note that the nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, September 30, 2010, expiration date that we have established for the rights offering.

We may cancel the rights offering at any time and for any reason prior to the time the rights offering expires. If we cancel the rights offering, we will issue a press release notifying stockholders of the cancellation, and the subscription agent will return all subscription payments to subscribers, without interest or penalty, as soon as practicable.

 Unexercised Subscription Rights

In the event all or any portion of the subscription rights are not exercised prior to the expiration of the rights offering, any such unexercised rights will terminate automatically and have no value. Thereafter, no additional shares of common stock will be issued by the Company in connection with this rights offering.

Subscription Agent

The subscription agent for this offering is American Stock Transfer LLC. The address to which rights certificates and payments should be mailed or delivered by overnight courier is provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance or payment before the rights offering expires. Do not send or deliver these materials to us or, if your shares are hold by a nominee, to such nominee.

If delivering by mail:

American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
P.O. Box 2042
New York, New York 10272-2042

Phone: Toll-free (877) 248-6417
(718) 921-8317
If delivering by hand or courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

If you deliver subscription documents or rights certificates in a manner different than that described in this prospectus, we may not honor the exercise of your subscription rights.

Information Agent

The Company’s information agent for the rights offering is Alliance Advisors, LLC. If you have any questions regarding the rights offering, completing a rights certificate or submitting payment in the rights offering, please contact Alliance Advisors, LLC at 866-458-9858.

Fees and Expenses

We will pay all fees charged by the subscription agent and the information agent, which we estimate will total $40,000.

You are responsible for paying any other commissions, fees, taxes or other expenses that you may incur in connection with the exercise of your subscription rights.

No Fractional Shares

All shares will be sold at a purchase price of $1.75 per share. We will not issue fractional shares.

Notice to Nominees

If you are a broker, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners of our common stock. If a beneficial owner of our common stock so instructs, you should complete the rights certificate and submit it to the subscription agent with the proper subscription payment by the expiration date. You may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact the company’s information agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock and will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your nominee act for you, as described above. To indicate your decision with respect to your subscription rights, you should follow the instructions of your nominee. If you wish instead to obtain a separate rights certificate, you should contact your nominee as soon as possible and request that a rights certificate be issued to you. You should contact your nominee if you do not receive notice of the rights offering, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the notice by mail or otherwise from your nominee or if you receive notice without sufficient time to respond to your nominee by the deadline established by your nominee, which may be before the 5:00 p.m., Eastern Time, September 30, 2010, expiration date.

Non-Transferability of the Rights

The subscription rights granted to you are non-transferable and, therefore, may not be assigned, gifted, purchased, sold or otherwise transferred to anyone else. Notwithstanding the foregoing, you may transfer your rights to any affiliate of yours and your rights also may be transferred by operation of law; for example, a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration date.

Intended Purchases

Our largest stockholder, Ilari Koskelo, has indicated to us that he intends to exercise all of his basic subscription rights, but has not made any formal commitment to do so, for a total exercise of 645,960 shares equaling approximately $1,130,430 million (he currently holds approximately 19.4% of the outstanding shares of the Company’s common stock). Depending on the level of participation in the rights offering, the exercise by Mr. Koskelo of his subscription rights may result in Mr. Koskelo being able to exercise substantial control over matters requiring shareholder approval upon completion of the offering. Please see the “Risk Factors” section of this prospectus for more information.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless we waive them in our sole discretion. Neither we nor the subscription agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or cancel the rights offering, only when the subscription agent receives a properly completed and duly executed rights certificate and any other required documents and the full subscription payment including final clearance of any uncertified check. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Return of Funds

The subscription agent will hold funds received in payment for shares in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and cancelled. If the rights offering is cancelled for any reason, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Stockholder Rights

You will have no rights as a holder of the shares of our common stock you purchase in the rights offering until certificates representing the shares of our common stock are issued to you, or your account at your nominee is credited with the shares of our common stock purchased in the rights offering.

No Revocation or Change

Once you submit the rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase shares at the subscription price.

Foreign Stockholders

We will not mail this prospectus or rights certificates to stockholders with addresses that are outside the United States or that have a military post office or a foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent prior to 11:00 a.m., Eastern Time, at least three business days prior to the expiration of the rights offering and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such stockholder.

U.S. Federal Income Tax Treatment of Rights Distribution

For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of these subscription rights to purchase our shares for the reasons described below in “Certain U.S. Federal Income Tax Consequences.”

No Recommendation to Rights Holders

Our board of directors is not making a recommendation regarding your exercise of the subscription rights. Shareholders who exercise subscription rights risk investment loss on money invested. The market price for our common stock may decline to a price that is less than the subscription price and, if you purchase shares at the subscription price, you may not be able to sell the shares in the future at the same price or a higher price.

You should make your decision based on your assessment of our business and financial condition, our prospects for the future and the terms of this rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Shares of Our Common Stock Outstanding After the Rights Offering

As of August 11, 2010, 3,346,518 shares of our common stock were issued and outstanding. If the rights offering is fully subscribed through the exercise of the subscription rights, then an additional 3,401,151 shares of our common stock will be issued and outstanding after the closing of the rights offering, for a total of 6,941,469 shares of common stock outstanding, which includes the shares issuable on September 19, 2010, to the former stockholders of Progenitor Holding. The preceding sentence assumes that, during the rights offering, we issue no other shares of our common stock and that no options for our common stock are exercised.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain United States federal income tax consequences to U.S. holders (as defined below) of the receipt, ownership and disposition of the subscription rights acquired in the rights offering and the ownership of shares of common stock received upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege. This discussion is based upon the provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated by the Treasury Department thereunder, and administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in United States federal income tax consequences different from those discussed below. We have not sought any ruling from the United States Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion applies only to U.S. holders who acquire the subscription rights in the rights offering. Further, this discussion assumes that the subscription rights or shares of common stock issued upon exercise of the subscription rights or, if applicable, the over-subscription privilege will be held exclusively as capital assets within the meaning of Section 1221 of the Code. In addition, this summary does not address all tax considerations that may be applicable to your particular circumstances or to you if you are a U.S. holder that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	dealers in securities or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

•	tax-exempt organizations;

•	persons liable for alternative minimum tax;

•	persons that hold shares of common stock as part of a straddle or a hedging or conversion transaction;

•	retirement plans, individual retirement accounts, or other tax deferred accounts;

•	partnerships or other entities treated as partnerships for United States federal income tax purposes; or

•	persons whose “functional currency” is not the United States dollar

You are a U.S. holder if you are a beneficial owner of subscription rights or shares of common stock and you are:

•	an individual citizen or resident of the United States,

•
a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more “United States persons,” as defined in the Code, have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Department regulations to be treated as a United States person.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) receives the subscription rights or holds shares of common stock received upon exercise of the subscription rights or the over-subscription privilege, the tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the United States federal income tax consequences of the receipt and ownership of the subscription rights or the ownership of shares of common stock received upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege.

This discussion addresses only certain aspects of United States federal income taxation. This discussion also does not address any federal non-income, state, local or foreign tax considerations to U.S. holders, nor does it address any tax considerations to persons other than U.S. holders.  You should consult your own tax advisor regarding the United States federal, state, local, non-U.S. and other tax consequences of the receipt, ownership and disposition of the subscription rights acquired in the rights offering and the ownership of shares of common stock received upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege.

Taxation of Subscription Rights

Receipt of Subscription Rights

Your receipt of subscription rights in the rights offering should be treated as a nontaxable distribution for United States federal income tax purposes under Section 305(a) of the Code because the distribution of the subscription rights should not be deemed a “disproportionate distribution” under Section 305(b), as described below. This position is not binding on the IRS, or the courts, however. If this position is finally determined by the IRS or a court to be incorrect, the fair market value of the subscription rights would be taxable to holders of our common stock as a dividend to the extent of the holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. The distribution of the subscription rights would be taxable under Section 305(b) of the Code if it were a distribution or part of a series of distributions, including deemed distributions, that have the effect of the receipt of cash or other property by some of our shareholders and an increase in the proportionate interest of other shareholders in our assets or earnings and profits, if any. Distributions having this effect are referred to as “disproportionate distributions.”

The discussion below assumes that the receipt of subscription rights will be treated as a nontaxable distribution.

Tax Basis and Holding Period of Subscription Rights

Your tax basis of the subscription rights for United States federal income tax purposes will depend on the fair market value of the subscription rights you receive and the fair market value of your existing shares of common stock on the date you receive the subscription rights.

•
If the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the subscription rights, then you must allocate the tax basis of your existing shares of common stock between the existing shares of common stock and the subscription rights you receive in proportion to their respective fair market values determined on the date you receive the subscription rights.

•
If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing shares of common stock on the date you receive the subscription rights, the subscription rights will be allocated a zero tax basis, unless you elect to allocate the tax basis of your existing shares of common stock between the existing shares of common stock and the subscription rights you receive in proportion to their respective fair market values determined on the date you receive the subscription rights. If you choose to allocate the tax basis between your existing shares of common stock and the subscription rights, you must make this election on a statement included with your United States federal income tax return for the taxable year in which you receive the subscription rights. Such an election is irrevocable.

The fair market value of the subscription rights on the date the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are transferable.

Your holding period of the subscription rights will include your holding period of the shares of common stock with respect to which the subscription rights were distributed.

Exercise of Subscription Rights

You generally will not recognize gain or loss upon exercise of the subscription rights. The tax basis of the shares of common stock you receive upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege generally will equal the sum of (i) the subscription price and (ii) the tax basis, if any, of the subscription rights as determined above. Your holding period of the shares of common stock you receive upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege will begin on the date the subscriptions rights are exercised.

Expiration of Subscription Rights

If you do not exercise the subscription rights, you should not recognize a gain or loss for United States federal income tax purposes and any portion of the tax basis of your existing shares of common stock previously allocated to the subscription rights not exercised, if any, will be re-allocated to the existing common stock.

Sale or Other Disposition of Subscription Rights

If you sell or otherwise dispose of the subscription rights received in the rights offering prior to the expiration date, you will recognize capital gain or loss equal to the difference between (a) the proceeds of sale and (b) your tax basis, if any, in the subscription rights being sold or otherwise disposed of (determined as described above).  Any capital gain or loss will be long-term capital gain or loss if the holding period for the subscription rights, determined as described in “—Tax Basis and Holding Period of the Subscription Rights” above, exceeds one year at the time of disposition.

Taxation of Common Stock

Distributions with respect to shares of common stock received upon exercise of the subscription rights or the over-subscription privilege will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits, if any, as determined for United States federal income tax purposes. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis of such shares of common stock and thereafter as capital gain.

Subject to certain exceptions, distributions constituting dividend income received by certain non-corporate U.S. holders, including individuals, in respect of the shares of common stock in taxable years beginning before January 1, 2011 are generally taxed at a maximum rate of 15%. Similarly, subject to certain exceptions, distributions on the shares of common stock constituting dividend income paid to U.S. holders that are domestic corporations generally will qualify for the dividends-received deduction. You should consult your own tax advisor regarding the availability of the reduced dividend tax rate and the dividends-received deduction in light of your particular circumstances.

If you sell or otherwise dispose of any shares of the common stock, you will generally recognize capital gain or loss equal to the difference between your amount realized and your adjusted tax basis of such shares of common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for such shares of common stock is more than one year. Long-term capital gain of a non-corporate U.S. holder, including individuals, that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15%. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, payments made to you of proceeds from the sale of subscription rights or rights shares may be subject to information reporting to the IRS and possible U.S. federal backup withholding (currently at a rate of 28%). Backup withholding will not apply if you furnish a correct taxpayer identification number (certified on the IRS Form W-9) or otherwise establish that you are exempt from backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability. You may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

You should consult your own tax advisor regarding your qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable.

THIS SUMMARY IS ONLY A GENERAL DISCUSSION AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, OR TAX ADVICE.  THE U.S. FEDERAL INCOME TAX TREATMENT OF THE SUBSCRIPTION RIGHTS IS COMPLEX AND POTENTIALLY UNFAVORABLE TO U.S. HOLDERS.  ACCORDINGLY, EACH U.S. HOLDER WHO ACQUIRES RIGHTS IS STRONGLY URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ESTATE AND OTHER TAX CONSEQUENCES OF THE ACQUISITION OF THE RIGHTS, WITH SPECIFIC REFERENCE TO SUCH PERSON’S PARTICULAR FACTS AND CIRCUMSTANCES.

USE OF PROCEEDS

The net proceeds will be used for anticipated working capital needs and general corporate purposes. We expect that the total gross proceeds of the shares offered in this rights offering to be $5,952,015, assuming full participation.

We currently intend to use the estimated net proceeds from the sale of these securities for working capital and other general corporate purposes. We may also use a portion of the net proceeds to acquire businesses that we believe are complementary to our own or for repayment of approximately $3.6 million principal amount outstanding of certain indebtedness of the Company. We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from the sale of these securities. Our plans to use the estimated net proceeds from the sale of these securities may change, and if they do, we will update this information in a prospectus supplement.

PLAN OF DISTRIBUTION

Overview

We will distribute the subscription rights certificates and copies of this prospectus to individuals who owned shares of our common stock at 5:00 p.m. Eastern Time on August 11, 2010.   If you wish to exercise your subscription rights and purchase shares, you should complete the rights certificate and return it with payment for the shares to the subscription agent at the following address:

If delivering by mail:

American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
P.O. Box 2042
New York, New York 10272-2042

Phone: Toll-free (877) 248-6417
(718) 921-8317
If delivering by hand or courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

See “The Rights Offering—Method of Exercising Subscription Rights.” If you have any questions about whether your completed rights certificate or payment has been received, you may call our information agent, Alliance Advisors, LLC at 866-458-9858.

Financial Advisor

We have not engaged any dealer-manager or any broker-dealer to engage in solicitation of the exercise of rights or to underwrite the rights offering.  However, we have engaged Mufson, Howe, Hunter and Company, LLC as our financial advisor in connection with financing alternatives, including the rights offering, for which it will be paid a customary fee. Mufson, Howe, Hunter and Company, LLC has not prepared any report or opinion constituting a recommendation to us or any subscriber for our shares of common stock, nor has  it prepared an opinion as to the purchase price or terms of the rights offering. Mufson, Howe, Hunter and Company, LLC expresses no opinion and makes no recommendation to the holders of our common stock as to the purchase by any person of any shares of our common stock.

Directors, Executive Officers and Employees

We are offering shares directly to you pursuant to the rights offering. Our directors and executive officers may participate in the solicitation of our stockholders for the exercise of subscription rights for the purchase of shares. We will reimburse these persons for their reasonable out-of-pocket expenses incurred in connection with any solicitation. Other employees of Encorium may assist in the rights offering in ministerial capacities, providing clerical work in effecting an exercise of subscription rights or answering questions of a ministerial nature. Other questions from prospective purchasers will be directed to our executive officers. Our other employees have been instructed not to solicit the exercise of subscription rights for the purchase of shares or to provide advice regarding the exercise of subscription rights. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the subscription rights or shares.

CAPITALIZATION

The following table shows our historical consolidated capitalization at June 30, 2010, our pro forma consolidated capitalization at June 30, 2010 giving effect to the sale of an assumed 3,401,151 shares at the subscription price of $1.75 per share and the receipt of net proceeds of $5.7 million from the rights offering, after deducting estimated offering expenses of $236 thousand. You should read this table in conjunction with our consolidated financial statements and the notes to those financial statements incorporated by reference into this Prospectus.

	As of June 30, 2010
	ACTUAL	Pro Forma As Adjusted
	(dollars in thousands)

Cash and cash equivialnts and restricted cash	$189	$5,905

Total Liabilities excluding debt	$8,698	$8,698

Total debt	$1,945	$1,699

Common stock, $0.001 par value ()	$3	$7

Accumulated other comprehensive income	$1,059	$1,059

Common stock held in treasury (20,794 shares), at cost	$(727)	$(727)

Additional paid-in capital	$35,381	$41,329

Accumulated deficit	$(36,336)	$(36,336)

Total shareholders’ equity	$(620)	$5,332

Total liabilities and shareholders’ equity	$10,023	$15,729

DETERMINATION OF SUBSCRIPTION PRICE

We established a special committee, comprising of three members of our board of directors, all of whom are independent directors. In determining the subscription price, the special committee considered a number of factors, including: the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, the need for capital and alternatives available to us for raising capital, potential market conditions, and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the special committee also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, our current financial condition and considered data relating to a range of discounts to market value represented by the subscription prices in various prior rights offerings.  The special committee determined that the subscription price should be designed to provide an incentive to our current stockholders to exercise their rights.  The special committee also obtained advice from Mufson, Howe, Hunter and Company, LLC, our financial advisor, with respect to financing alternatives, including the rights offering, on a number of these issues.

The subscription price does not necessarily bear any relationship to any other established criteria for value. You should not consider the subscription price as an indication of value of the Company or our common stock. You should not assume or expect that, after the rights offering, our shares of common stock will trade at or above the subscription price in any given time period. The market price of our common stock may decline during or after the rights offering, and you may not be able to sell the underlying shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. You should obtain a current quote for our common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering.  See “The Rights Offering—Determination of Subscription Price” in this prospectus.

DILUTION

Purchasers of our common stock in the rights offering will experience an immediate dilution of the net tangible book value per share of our common stock. Our net tangible book deficit as of June 30, 2010 was approximately $4.9 million, or $(0.72) per share of our common stock, based upon 3,408,247 shares of our common stock outstanding. Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of shares of our outstanding common stock. Dilution per share equals the difference between the amount per share paid by purchasers of shares of common stock in the rights offering and the net tangible book value per share of our common stock immediately after the rights offering.

Based on the aggregate offering of $5.9 million and after deducting estimated offering expenses payable by us of $236 thousand, and the application of the estimated $5.7 million of net proceeds from the rights offering, our pro forma net tangible book value as of June 30, 2010 would have been approximately $934 thousand or $0.14 per share.  This represents an immediate increase in pro forma net tangible book value to existing stockholders of $0.84 per share and an immediate dilution to purchasers in the rights offering of $1.61 per share.

The following table illustrates this per share dilution, assuming a fully subscribed rights offering of 3,401,151 shares at the subscription price of $1.75 per share to raise a maximum of $5.8 million in this offering.

Subscription price	$1.75

Net tangible book value per share prior to the rights offering	$(0.71)

Increase per share attributable to the rights offering	$0.85

Pro forma net tangible book value per share after the rights offering	$0.14

Dilution in net tangible book value per share to purchasers	$1.61

BUSINESS

Overview

We are a clinical research organization (“CRO”) that engages in the design and management of complex clinical trials for the pharmaceutical and biotechnology industries. Our mission is to provide our clients with high-quality, full-service support for their clinical trials. We offer therapeutic expertise, experienced team management and advanced technologies.

Our clients consist of some of the largest companies in the pharmaceutical and biotechnology industries. From protocol design and clinical program development, to proven patient recruitment, to managing the regulatory approval process, we have the resources to directly implement or manage Phase I through Phase IV clinical trials. We offer a broad range of clinical research and development services supporting Phase I through Phase IV clinical trials, such as strategic trial planning, project management, monitoring, data management and biostatistics, pharmacovigilance, medical writing, quality assurance, and outsourcing of clinical staff.  We have clinical trial experience across a wide variety of therapeutic areas, such as cardiovascular, nephrology, endocrinology/metabolism, hematology, diabetes, neurology, oncology, immunology, vaccines, infectious diseases, gastroenterology, dermatology, hepatology, rheumatology, urology, ophthalmology, women’s health and respiratory medicine. The mix of projects is subject to change from year to year.

We were initially incorporated in August 1998 in Nevada.  In June 2002, we changed our state of incorporation to Delaware.  In November 2006, we changed our name from Covalent Group, Inc. to Encorium Group, Inc.  Prior to November 2006, the Company generally conducted the majority of its operations in the U.S. while utilizing strategic partnerships with foreign CROs for the provision of services internationally.  On November 1, 2006, the Company acquired its wholly-owned subsidiary, Encorium Oy, a CRO founded in 1996 in Finland with offices in offices in Espoo, Turku, Tampere, Oulu and Seinäjoki (Finland), Copenhagen (Denmark), Tallinn (Estonia), Vilnius (Lithuania), Stockholm (Sweden), Bucharest (Romania), Warsaw (Poland), and Ankara (Turkey).  Subsequent to the acquisition of Encorium Oy in 2006 the Company managed all of its North American and South American clinical trial studies from its headquarters in Wayne, Pennsylvania and its European and Asian clinical trial studies from Encorium Oy’s facilities in Espoo, Finland.  As a result of declining revenues and increased expenses with respect to the Company’s U.S. line of business, on July 16, 2009 the Company sold substantially all of the assets relating to the Company’s US line of business to Pierrel Research USA, Inc., as a result of which the Company no longer has any employees or significant operations in the United States.

On July 19, 2010 the Company acquired Progenitor Holding AG, a corporation organized in Switzerland (“Progenitor Holding”) and its operating subsidiaries organized in Mexico, Panama, Argentina, Chile, Switzerland, India and Hong Kong (collectively referred to herein as the “Progenitor”).  Progenitor is a European headquartered emerging market clinical research organization providing international drug development services in emerging market regions. Pursuant to the terms of a stock purchase agreement on July 19, 2010 the Company purchased from the shareholders all of issued and outstanding shares of Progenitor Holding.

On closing of the transaction the Company paid to the former shareholders of Progenitor Holding EURO 800,000 and an additional EURO 300,000 on July 27, 2010.  In addition, the former shareholders of Progenitor Holding will be entitled to the additional compensation as follows:

•          Sixty days after July 19, 2010, the former shareholders of Progenitor Holding are entitled to receive common stock of the Company having an aggregate value of EURO 375,000, with each share being valued at the greater of (i) the average daily closing price of the Company’s common stock on the Nasdaq Capital Market for the thirty consecutive trading days after July 19, 2010 or (ii) $2.50, which we refer to as the “Closing Stock Consideration”.  For purposes of calculating the Closing Stock Consideration, the USD share value shall be translated to EUROs using the exchange rate of USD 1.292 : EURO 1.00.

•         On or prior to April 30, 2011 (or at a later date if the dispute resolution provisions of the transaction documentation are required to determine the 2010 earnout consideration) and subject to any amount due from the former shareholders of Progenitor Holding to the Company pursuant to transaction documentation, the former shareholders of Progenitor Holding will be entitled to receive an additional number of shares of the Company’s common stock, which we refer to as the “2010 earnout consideration,” based on Progenitor Holding’s consolidated earnings before interest, taxes, depreciation and amortization for the fiscal year ending December 31, 2010, calculated under U.S. GAAP, which we refer to as “2010 EBITDA,” as follows:

o
If 2010 EBITDA is equal to or greater than EURO 400,000, the 2010 earnout consideration shall be as follows: (A) a cash payment equal to 70% of the amount obtained by multiplying 2.2 by the 2010 EBITDA, and (B) the number of shares of common stock of the Company equal to 30% of the quotient obtained by dividing (1) the amount obtained by multiplying 2.2 by the 2010 EBITDA by (2) the greater of the average daily closing price of the Company’s common stock from December 1, 2010 to February 28, 2011 or $3.00.  For purposes of calculating the 2010 earnout consideration, the USD share value shall be translated to EUROs using the average daily exchange rate for the period January 1, 2010 to December 31, 2010.

o
If 2010 EBITDA is equal to or greater than EURO 200,000 but less than EURO 400,000, the 2010 earnout amount shall be as follows: (A) a cash payment equal to 70% of the amount obtained by multiplying 1.5 by the 2010 EBITDA, and (B) the number of shares of common stock of the Company equal to 30% of the quotient obtained by dividing (1) the amount obtained by multiplying 1.5 by the 2010 EBITDA by (2) the greater of the average daily closing price of the Company’s common stock from December 1, 2010 to February 28, 2011 or $3.00.  For purposes of calculating the 2010 earnout consideration, the USD share value shall be translated to EUROs using the average daily exchange rate for the period January 1, 2010 to December 31, 2010.

o	If 2010 EBITDA is less than EURO 200,000, the 2010 earnout consideration shall be zero.

•         On or prior to February 28, 2012 (or at a later date if the dispute resolution provisions of the transaction documentation are required to determine the 2011 earnout consideration) and subject to any amount due from the former shareholders of Progenitor Holding to the Company pursuant to the transaction documentation, the former shareholders of Progenitor Holding will be entitled to receive an additional number of shares of our common stock, which we refer to as the “2011 earnout consideration,” based on Progenitor Holding’s consolidated earnings before interest, taxes, depreciation and amortization for the fiscal year ending December 31, 2011, calculated under U.S. GAAP, which we refer to as “2011 EBITDA,” as follows:

o
if 2011 EBITDA is equal to or greater than EURO 450,000, the 2011 earnout consideration shall be as follows: (A) a cash payment equal to 70% of the amount obtained by multiplying 2.2 by the 2011 EBITDA, and (B) the number of shares of common stock of the Company equal to 30% of the quotient obtained by dividing (1) the amount obtained by multiplying 2.2 by the 2011 EBITDA by (2) the greater of the average daily closing price of the Company’s common stock from December 1, 2011 to February 28, 2012 or $3.00.  For purposes of calculating the 2011 earnout consideration, the USD share value shall be translated to EUROs using the average daily exchange rate for the period January 1, 2011 to December 31, 2011.

o
if 2011 EBITDA is equal to or greater than EURO 250,000 but less than EURO 450,000, the 2011 earnout consideration shall be as follows: (A) a cash payment equal to 70% of the amount obtained by multiplying 1.5 by the 2011 EBITDA, and (B) the number of shares of common stock of the Company equal to 30% of the quotient obtained by dividing (1) the amount obtained by multiplying 1.5 by the 2011 EBITDA by (2) the greater of the  average daily closing price of the company’s common stock from December 1, 2011 to February 28, 2012 or $3.00.  For purposes of calculating the 2011 earnout consideration, the USD share value shall be translated to EUROs using the average daily exchange rate for the period January 1, 2011 to December 31, 2011.

o	If 2011 EBITDA is less than EURO 250,000, the 2011 earnout consideration shall be zero.

•
subject to any amounts due from the former shareholders of Progenitor Holding to the Company, eighteen (18) months after July 19, 2010 the Company  shall (i) pay, or cause to be paid to the former shareholders of Progenitor Holding, the sum of EURO 150,000 and (ii) issue to the former shareholders of Progenitor Holding common stock of the Company having an aggregate value of EURO 75,000, with each share being valued at the greater of (A) the average daily closing price of the Company’s common stock on the Nasdaq Capital Market for the thirty consecutive trading days after the date of Closing or (B) $2.50 (which we refer to herein as the “Holdback Amount”).

Under the terms of transaction documentation, the consideration payable to the former shareholders of Progenitor Holding described above is subject to the following post closing adjustment:

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Within 60 days following July 19, 2010, the Company shall prepare and deliver to the former shareholders of Progenitor Holding an unaudited balance sheet of Progenitor Holding as of July 19, 2010, which shall include a statement of the working capital of Progenitor Holding (on a consolidated basis). In the event Progenitor Holding’s working capital is less than EURO 100,000 the deficiency shall be offset from the Holdback Amount.  In the event Progenitor Holding’s working capital is greater than EURO 100,000 then the Company will pay the former shareholders of Progenitor Holding any surplus within 5 days of determination of the amount due.

On February 16, 2010, the Company affected a one-for-eight reverse split of its Common Stock effective at 5 PM Eastern Time on February 16, 2010.  The Company implemented the reverse stock split under the authority granted to the Board of Directors by the Company's stockholders at the annual meeting of stockholders held on January 8, 2010, to affect a reverse stock split of the Company's Common Stock, par value $0.001 per share, at a ratio within a range of from one-for-three to one-for-ten shares. As a result of the reverse stock split, each eight shares of issued and outstanding shares of the Company’s Common Stock,  were combined and reconstituted as one share of Common Stock, par value $0.001 per share, of the Company. The reverse stock split reduced the number of outstanding shares of Common Stock from 27,105,383 shares to 3,388,173 shares. All fractional shares which would have otherwise resulted from the reverse stock split were rounded up to the nearest whole share in lieu of fractional shares.

The Company is currently listed on The NASDAQ Capital Market.  On August 25, 2009, the Company received a letter from The NASDAQ Stock Market notifying the Company that, based on its Form 10-Q for the period ended June 30, 2009, the Company’s stockholders’ equity did not comply with the minimum $2.5 million stockholders’ equity requirement for continued listing on The NASDAQ Capital Market. As provided in the NASDAQ Marketplace Rules, the Company submitted to NASDAQ a plan and timeline to achieve and sustain compliance. NASDAQ granted the Company an extension until December 8, 2009 to comply and notified Company that, if at the time of its periodic report for the year ending December 31, 2009, the Company did not evidence compliance; the Company’s common stock may be subject to delisting.  As of December 31, 2009 the stockholders' equity of the Company was $2.3 million, which failed to meet the $2.5 million minimum stockholders equity requirement.  The Company received a delisting action on April 22, 2010 from the NASDAQ Stock Market notifying the Company of its failure to comply with the requirement.  In accordance with the terms of the Market Place Rules, the Company requested a hearing before the NASDAQ Listing Qualifications Panel.  The Company met with the NASDAQ Listing Qualifications Panel on June 10, 2010 and presented its plan of compliance which was substantially based on its acquisition of Progenitor and the successful completion of the rights offering pursuant to this Registration Statement on Form S-1.  On July 9, 2010 the Listing Qualifications Panel granted the Company’s request for continued listing, subject to certain conditions, including that on or before October 19, 2010, the Company must disclose the closing of the rights offering and the resulting stockholders’ equity which must be at lest $2.5 million and provided that the Company is able to demonstrate compliance with all other requirements for continued listing on The Nasdaq Capital Market.  If the rights offering is not fully subscribed, the Company may not be able to meet the $2.5 million stockholders equity requirement and the Company’s stock will be delisted from the Nasdaq Capital Market.

In the event the Company's stock is ultimately delisted, the Company anticipates that its common stock would be eligible to trade on the OTC Bulletin Board or in the "Pink Sheets." However, securities may become eligible for such trading only if a market maker makes application to register and quote the security in accordance with SEC Rule 15c2-11, and such application is cleared. Only a market maker may file such application.   See   “Risk Factors” for a discussion of some of the risks involved in investing in our shares of common stock.

Industry Overview

The CRO industry provides independent clinical trial and product development services for the pharmaceutical and biotechnology industries.  Companies in these industries often outsource product development services to CROs in order to manage the drug development process more efficiently and cost-effectively.  Outsourcing also enables these companies to access expertise and experience beyond their organizations. Historically, many companies in the pharmaceutical and biotechnology industries have performed the majority of their product development internally. Outsourcing drug development activities to CROs provides these companies with a variable cost alternative to the fixed costs associated with internal drug development. Companies no longer need to staff for peak periods and can benefit from a CRO’s technical resources, therapeutic expertise, and the global infrastructure required to conduct clinical trials on a worldwide basis.

At the present time, we believe that the percentage of services required for product development that are being outsourced is increasing and will continue to increase in the future because of numerous factors, including: cost containment pressures; attempts to overcome limitations on internal capacity; a desire to improve the timeline for evaluating and developing new drugs and/or devices; the desire to increase the percentage of development costs that are variable as compared to fixed costs; the need to perform research relating to new drugs in multiple countries simultaneously; the response to increasingly stringent government regulations in various countries; and the desire to use external expertise to supplement internal design and development capabilities.

As the investment required to develop new drugs continues to increase, an opportunity is created to help speed the drug development process or make this process more efficient.

Our Strategy

The Company’s strategy is to continue to enhance its reputation as a superior provider of CRO services by providing its clients with exceptional performance ensuring that they achieve their goals on-time, on-budget and with superlative quality. This year has been a challenging one for the CRO industry, for the Company and for its customers. The Company and the biopharmaceutical industry as a whole have been profoundly affected by the negative conditions in the global economy. In the near term, the Company’s strategy is to continue to adapt to the current changes in the biopharmaceutical industry and to continue to stabilize the Company’s operations by focusing on business development and reduction of expenses.

The Company’s longer term strategy is to become the world’s leading vaccine CRO with a primary focus on immunology and oncology.  The Company’s recent acquisition of Progenitor was a key step in implementing this strategy.  Together the organizations have been involved in over 70 vaccine and infectious disease trials with over 50,000 patients recruited in recent years.   The acquisition of Progenitor also allows the Company to offer its clients access to the value of conducting clinical trials in emerging markets such as Latin America, India and Asia Pacific.   The Company has had additional recent successes in implementing its strategy of becoming the world’s leading vaccine CRO.  The Company was able to increase its vaccine business by approximately 150% during 2009 as compared to 2008. In addition, during 2009, the Company was one of only seven leading CROs nominated and shortlisted for the Second Annual Vaccine Industry Excellence Award for Best Contract Research Organization.

With vaccine development as one of the Company’s primary focuses, the Company will continue to focus on global expansion through organic growth, acquisition and the formation of strategic partnerships into certain key emerging markets.   In addition, the Company believes it will be necessary to market its services in the U.S. again but, in an effort to minimize risk, the Company currently plans to expand in the U.S. through strategic partnerships, as opposed to acquisition.

Our Services

We offer our clients on a global basis a broad range of clinical research and development services supporting Phase I through Phase IV clinical trials. Our services include study protocol design, clinical trials management, global data management services, biostatistics, medical and regulatory affairs, quality assurance and compliance and medical report writing.

Study Protocol Design

A significant value we provide to our clients is in designing the initial study protocol or in significantly enhancing the protocol’s design. The study protocol is the critical document provided to the study investigators that defines the study and details the procedures which must be followed for the proper conduct of the trial. The protocol defines the medical issues the study seeks to examine and the statistical tests that will be conducted. The protocol also defines the frequency and type of laboratory and clinical measurements to be performed, tracked and analyzed. Also defined is the number of patients required to produce a statistically meaningful result, the period of time over which they must be tracked, and the frequency and dosage of drug administration.

A properly designed protocol targets the correct primary efficacy variable or safety parameters (i.e. the key outcome being studied, such as a reduction in sitting diastolic or systolic blood pressure), is statistically sound, effectively incorporates strategic marketing and product positioning issues, and proactively conforms to regulatory guidelines. We believe that many of the reported regulatory delays or rejections for prospective drugs can be directly attributed to underlying issues in protocol design and study process.

Clinical Trials Management

We serve our clients’ needs by conducting clinical trials through a project team. A project manager leads and facilitates all aspects of the conduct of the clinical trial. Other members of the project team typically include representatives from clinical trials management, global data services, regulatory affairs, information services, quality assurance, medical writing and field monitoring. Within this project-oriented structure, we can manage every aspect of clinical trials conducted in Phase I through Phase IV of the drug development process.

We have adopted global standard operating procedures intended to satisfy global regulatory requirements and serve as tools for controlling and enhancing the quality of our clinical trials. All of our standard operating procedures are designed and maintained in compliance with Good Clinical Practice (“GCP”) requirements and the International Conference on Harmonization (“ICH”) standards which have been adopted by both the U.S. Food and Drug Administration (the “FDA”) and the European Union. We compile, analyze, interpret and submit data generated during clinical trials in report form to our clients, as well as, at our client’s request, directly to the FDA or other relevant regulatory agencies for purposes of obtaining regulatory approval.

Clinical trials represent one of the most expensive and time-consuming parts of the overall drug development process. The information generated during these trials is critical for gaining marketing approval from the FDA or other regulatory agencies. We assist our clients with one or more of the following steps:

•
Case Report Form Design. Once the study protocol has been finalized, the Case Report Form (“CRF”) must be developed. The CRF is the document for collecting the necessary clinical data as defined by the study protocol, which for a single patient in a study could consist of 100 or more pages.

•
Investigator Recruitment. The success of a clinical trial is dependent upon finding experienced investigators who are capable of performing clinical trials in accordance with the highest ethical and scientific standards. During clinical trials, physicians (who are also referred to as investigators) at hospitals, clinics or other locations, supervise administration of the drug or study product to patients. We recruit investigators who contract directly with either us or our clients to participate in clinical trials. Our global investigator database includes thousands of physician-investigators specializing in a multitude of therapeutic areas.

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Patient Enrollment. The investigators find and enroll patients suitable for the study. The speed at which trials can be completed is significantly affected by the rate at which patients are enrolled. Prior to participating in a clinical trial, patients are required to review information about the study medication and its possible side effects, and sign an informed consent form to record their knowledge and acceptance of potential side effects. Patients also undergo a medical examination by the investigator to determine whether they meet the requirements of the study protocol. Patients then receive the study medication and are examined by the investigator as specified by the study protocol.

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Study Monitoring and Data Collection. Patients are reviewed or “monitored” by specially trained field monitors (also known as clinical research associates). Field monitors visit study sites regularly to ensure that the CRFs are completed correctly and that the data specified in the protocol is obtained. The field monitors send completed CRFs to the data management group within the Company where they are reviewed for consistency and accuracy before the data is entered into a database. An alternative data flow process utilizes remote data entry technology and a fax based system that frequently enhances the timeliness of clinical data collection while achieving cost savings to the Sponsor. We are currently involved in studies using both types of data flow processes.

Data Management Services

We have automated the data management process associated with clinical trial management through our use and customization of industry standard software known as clinical trials management systems. We license Oracle Clinica® and Datafax™ as our clinical trials management systems, which assists us in the collection, validation and reporting of clinical results to our clients. Our data management professionals provide CRF review and tracking, data entry, integrated clinical/statistical reports, as well as writing manuscripts for publication.

Biostatistics

Typically, biostatisticians assist clients with all phases of drug development, including biostatistical consulting, database design, data analysis and statistical reporting. Our services include the use of professionals that assist in the development and review of protocols, the design of appropriate analysis plans and the design of report formats to specifically address the objectives of the study protocol, as well as the client’s individual objectives.

Medical and Regulatory Affairs

Typically, before a drug or biologic can be sold in a particular country, it must be approved by the regulatory agency in that country. We provide comprehensive regulatory product registration services for pharmaceutical and biotechnology products in the United States and Europe. These services include regulatory strategy formulation, New Drug Application (“NDA”) and Biologic License Application document preparation and review, quality assurance and liaison with the FDA and other regulatory agencies.

Quality Assurance and Compliance

We conduct field inspections that include investigator audits, pre-submission protocol compliance audits and GCP audits. Our staff also provides training sessions to our personnel, as well as to study site employees. Finally, our Quality Assurance and Compliance group performs audits of study documents as well as data contained in our clinical trials databases.

Report Writing

The statistical analysis findings for data collected during the trial, together with other clinical data, are presented in study form to our clients, or at a client’s request, directly to the FDA or other regulatory agencies for purposes of obtaining regulatory approval.

Patient Registries

Patient registries provide an opportunity to rapidly populate databases with real-world, patient-derived information that can be analyzed and disseminated in multiple formats. This has become particularly important considering the recent issues that have come to the forefront regarding long-term patient safety associated with FDA approved and commercially marketed drugs. Data collection, analysis and reporting requirements for patient registries are significantly less stringent than for traditional phase IIIb and IV studies. Their success is independent of investigator experience. Therefore, a patient registry is an ideal tool for reaching out to the primary care population in a clinically meaningful and credible way. In addition, patient registries facilitate and improve relationship building between biopharmaceutical companies and regional/local opinion leaders and high volume providers. They increase access to these important community based physicians while creating a credible, necessary, real-world decision database that provides multiple patient safety, commercialization, communication and education opportunities for stakeholders in the healthcare environment.

Clients and Marketing

We provide a broad range of clinical research and consulting services to the pharmaceutical and biotechnology industries. Our clients consist of some of the largest companies in the pharmaceutical and biotechnology industries. In 2009, we provided services to 53 different clients covering 132 separate studies.  In 2009, our three largest clients accounted for 48% of our net revenues, with the three largest representing 30%, 10% and 8% of our net revenues, respectively. In 2008, our three largest clients accounted for 35% of our net revenues, with the three largest representing 13%, 12% and 10% of our net revenues, respectively.  Our largest clients for any one year period may not represent the same customers as in a prior year period.

We are generally awarded contracts based upon our response to requests for proposals received from pharmaceutical and biotechnology companies. Our business development and marketing strategy is based on expanding our relationships with our existing clients as well as gaining new clients. Our senior executives and project team leaders all share responsibility for maintaining and enhancing client relationships and business development activities. Our business development program is supported by a marketing and communications program that includes selective advertising in trade publications, management of the corporate web site, development of marketing materials, and related activities.

Contractual Arrangements

The majority of our contracts are based on a fixed price with the option for additional variable components (i.e. change of scope). Therefore, we generally bear the risk of cost overruns, but we may also benefit if the costs are lower than we anticipated. Contracts may range from a few months to several years depending on the nature of the work performed. In general, for multi-year contracts, a portion of the contract fee, typically 10-20% is paid at the time the trial is started, with the balance of the contract fee payable in installments over the trial duration. In some cases, the installments are tied to meeting specific service criteria, while others have an agreed upon fixed payment plan independent of certain service criteria. For example, installment payments for clinical trial projects may be related to investigator recruitment or patient enrollment. For our fee for service contracts, we are paid on a monthly basis for actual hours worked. As with fixed price contracts, we generally bear the risk of cost overruns until a change of scope is signed. However, the risk of non-payment is minimal since the scope of our services is limited in this type of contractual arrangement. As is typical in the CRO industry, when a client requests a change in the scope of a trial or in the services to be provided by us, we prepare a work order. An executed work order becomes an amendment to the original contract. Work orders resulting from changes of scope often produce additional revenue for us. We are at risk for any work performed outside the scope of the study or in advance of signing a new work order. We attempt to negotiate contract amendments with the client to cover any services provided outside the terms of the original contract. There can be no assurance that the client will agree to the proposed amendments, and we ultimately bear the risk of cost overruns.

Most of our contracts may be terminated by the client at any time for any reason with prior notice. Our contracts frequently entitle us to receive the costs of winding down the terminated project, as well as all fees earned by us up to the time of termination. Contracts may be terminated or delayed for several reasons, including, but not limited to unexpected results or adverse patient reactions to the drug, inadequate patient enrollment or investigator recruitment, manufacturing problems resulting in shortages of the drug, budget constraints of clients or decisions by the client to de-emphasize or terminate a particular trial.

Backlog

Our backlog consists of anticipated net revenue from uncompleted projects which have been authorized by the client through a written contract or letter of intent. Many of our studies and projects are performed over an extended period of time, which may be several years. Amounts included in backlog have not yet been recognized as net revenue in our consolidated statements of operations. Once contracted work begins, net revenue is recognized over the life of the contract as services are performed. The recognition of net revenue reduces our backlog while the awarding of new business increases our backlog. In 2009, we obtained $12.3 million of new business awards, a decrease of $12.1 million, as compared to $24.4 million awarded in 2008. Our consolidated backlog was approximately $17.1 million at December 31, 2009, compared to $23.8 million at December 31, 2008, a decrease of $6.7 million. We expect approximately 57.9% of this backlog will be recognized as net revenue in 2010, subject to the risk factors listed herein.

We believe that our backlog as of any date may not necessarily be a meaningful predictor of future results because backlog can be affected by a number of factors including the size and duration of contracts, many of which are performed over several years. Additionally, contracts may be subject to early termination by the client or delayed for many reasons, as described above. Also, the scope of a contract can change during the course of a study. For these reasons, we might not be able to fully realize our entire backlog as net revenue. In addition, since our backlog is reported in U.S. Dollars, but the majority of our contracts are denominated in currencies other than the U.S. Dollar, changes in foreign currency exchange rates could reduce the amount of backlog reported. Also, if clients delay projects, the projects will remain in backlog, but will not generate revenue at the rate originally expected.

Competition

The clinical research organization industry is highly fragmented and is comprised of a number of large, full-service CROs with global capabilities as well as many smaller companies with limited service offerings. We primarily compete against full-service and limited service CROs, mid-sized CROs, in-house research and development departments of pharmaceutical and biotechnology companies and, to a lesser extent, universities and teaching hospitals. CROs generally compete on the basis of a number of factors, including the following: expertise and experience in specific therapeutic areas; the ability to design sound protocols or enhance the design; reputation for on-time quality performance; scope of service offerings; price; ability to enroll patients and recruit investigators; data management capabilities; strengths in various geographic markets around the world; technological expertise and efficient drug development processes; the ability to acquire, process, analyze and report data in a timely and accurate manner; the ability to manage large-scale clinical trials both domestically and internationally; and organizational size. Although there can be no assurance that we will continue to do so, we believe that we compete favorably in these areas.

Some of our largest competitors include Quintiles Transnational Corporation, Covance, Inc., Parexel International Corporation, Icon Clinical Research and Kendle International, Inc. These larger CROs have substantially greater financial and operational resources and larger geographic presences than we do. In general, the CRO industry is not capital-intensive and the financial costs of entry into the industry are relatively low. Newer, smaller entities with specialty focuses, such as those aligned to a specific disease or therapeutic area, may compete aggressively against us for clients. Furthermore, clients may also choose to limit the CROs with whom they are willing to work under certain preferred provider relationships. Increased competition might lead to heightened price and other forms of competition that may materially and adversely affect our operating results and financial position.

Government Regulation

The development and clinical research of new drugs is highly regulated by government agencies. The standards for the conduct of clinical research and development studies are embodied in governmental regulations and in standards such as the ICH guideline for GCP. These standards stipulate procedures designed to ensure the quality and integrity of data obtained from clinical testing and to protect the rights and safety of clinical subjects. The FDA and similar regulatory authorities require that test results submitted to such authorities be based on studies conducted in accordance with GCP and regulations providing protections for research participants.

Our obligations under GCP may include, but are not limited to, the following: assuring the selection of investigators who are qualified and have adequate staff and facilities to conduct the trial properly and safely; obtaining specific written commitments from investigators; verifying that adequate informed consent of trial subjects has been obtained; monitoring clinical trials to ensure that the rights and well-being of trial subjects are protected and that the reported trial data are accurate, complete, and verifiable from source documents; ensuring that adverse drug reactions are medically evaluated and reported; verifying drug or device accountability; implementing quality assurance and quality control systems; instructing investigators and study staff to maintain proper records and reports; and permitting appropriate governmental authorities access to source documents for their review. We must also maintain reports for each study for specified periods for auditing by the study sponsor and by the FDA or similar regulatory authorities. Noncompliance with GCP can result in disqualification of the data collected during a clinical trial and we could be required to redo the trial under the terms of our contract at no further cost to our client, but at substantial cost to us. CROs such as Encorium are also typically contractually obligated to comply with GCP and other patient protection regulations. Failure to comply could expose us to contractual liability to our clients.

Intellectual Property

We have developed certain computer software and technically derived procedures that provide separate services and are intended to maximize the quality and effectiveness of our services. Our intellectual property rights are important to us. We also believe that factors such as the technical expertise, knowledge, ability and experience of our professionals are important and provide significant benefits to our clients.

Potential Liability and Insurance

We contract with physicians who serve as investigators in conducting clinical trials to test new drugs on their patients. Drug testing creates a risk of liability for personal injury to or death of the patients, resulting from adverse reactions to the drugs administered. In addition, although the Company does not believe it is legally accountable for the medical care rendered by third party investigators, it is possible that we could be subject to claims and expenses arising from any professional malpractice of the investigators with whom we contract. We also may be held liable for errors and omissions in connection with the services we perform.

We believe that the risk of liability to patients in clinical trials is mitigated by various regulatory requirements, including the role of institutional review boards (“IRBs”). An IRB is an independent committee that includes both medical and non-medical personnel whose role is to protect the interests of patients enrolled in the trial.  In addition, we attempt to reduce our risk through contractual indemnification provisions with clients and investigators. However, contractual indemnifications generally do not protect us against certain of our own actions such as negligence. In addition, the terms and scope of indemnification provisions vary from client to client and from trial to trial and the financial performance of these indemnities is not secured. Therefore, we bear the risk that the indemnity may not be sufficient or that the indemnifying party may not have the financial ability to fulfill its indemnification obligations. We also attempt to reduce our risk by maintaining worldwide professional liability insurance. We believe that our professional liability insurance coverage is adequate; however, there can be no assurance that we will be able to maintain insurance coverage on terms acceptable to us, if at all. Our operating results and financial position could be materially and adversely affected if we were required to pay damages or bear the costs of defending any claim outside the scope of or in excess of a contractual indemnification provision or the coverage available under our insurance policies.

Employees

At December 31, 2009, we employed 155 full-time and 6 part-time personnel all of which were located outside of the U.S.  None of our employees are subject to a collective bargaining agreement. We believe that our relations with our employees are good. In addition, during 2009, we supplemented our employee base with contractors on an as-needed basis.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND INFORMATION

Our common stock is quoted in the NASDAQ Capital Market under the symbol “ENCO.” The following table indicates the high and low sale prices per share for each quarter over the last two fiscal years.

	2010		2009		2008
Quarter Ended	High*	Low*	High*	Low*	High*	Low*
31 -Mar	$3.28	$1.36	$2.56	$1.36	$19.6	$12.08
3 3030- Jun	6.38	2.00	3.04	1.44	16.96	10.88
3030- Sep	-	-	9.84	.80	15.44	2.24
3 3131--Dec	$-	$-	$5.12	$1.76	$4.00	$1.36

*Note: The Company affected a one-for-eight reverse stock split on February 16, 2010.  The sales prices of the Company's Common Stock in the above table have been retroactively restated to reflect the effects of the reverse split. See Note 1 to the Company’s Consolidated Financial Statements for additional information.

Holders

As of June 30, 2010, there were approximately 600 holders of record of our common stock. However, we believe that there are approximately 2,500 additional shareholders in “street name”, who beneficially own our common stock in various brokerage accounts.

Dividend Policy

We have never declared a cash dividend on our common stock and do not anticipate paying cash dividends in the foreseeable future.

Recent Sales of Unregistered Securities

Except as otherwise previously disclosed in our Quarterly Reports on Form 10-Q or our Current Reports on Form 8-K, we did not sell any unregistered securities during fiscal 2009.

PROPERTIES

The Company leases all of its facilities. The Company previously managed all of its North and South American clinical trial studies from its headquarters in Wayne, Pennsylvania. In July, 2008, the Company entered into a lease amendment which extended the term of the lease from 2009 to 2014, reduced the amount of square footage under the lease by 11,042 square feet to approximately 22,287 square feet and reduced the rent due to approximately $53 thousand per month.  This lease was terminated in 2009 in connection with the sale of the U.S. line of business.

We currently manage the majority of European and Asian clinical trials from Encorium’s facility in Espoo, Finland. We lease approximately 13,552 square feet in Espoo, Finland from an independent landlord under a lease expiring on October 31, 2013. The rent in 2009 including parking is approximately €34 thousand per month (or approximately $47 thousand per month based on an exchange rate of 1.00 EUR~1.3946 USD).

LEGAL PROCEEDINGS

We are not party to any material litigation proceedings.   From time to time, we may be subject to other legal proceedings and claims in the ordinary course of business. We are not currently aware of any such proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of our operations.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS AND ACCOUNTING AND FINANCIAL DISCLOSURE

None.

OFFICER AND DIRECTOR INFORMATION

Board of Directors

The Board of Directors has determined that each of Messrs. Fatheazam and Morra and Ms. Laitinen are independent as defined by the Nasdaq listing standards and SEC rules and regulations.

Name	Age	Director Since	Principal Occupation

Kai Lindevall, M.D., Ph.D.	58	2006	Chief Executive Officer
Shahab Fatheazam	58	2008	Managing Director and head of the U.S. healthcare practice of Lincoln Financial
Sari Laitinen	43	2009	Founder and owner of Sari Laitinen, US Legal Counsel, a US legal services firm established in 2006 in Espoo, Finland
Petri Manninen	40	2006	Owner of Lakiasiaintoimisto Lakituki Oy, a legal services firm in Finland
David Morra	54	2008	Managing Director of Union Partners, LLC

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Kai Lindevall, M.D., Ph.D. has been Chief Executive Officer of the Company since January 8, 2010.  From September 2008 until January 8, 2010, Dr. Lindevall served as President of European and Asian Operations of the Company.  From February 2008 to September 2008 Dr. Lindevall served as Chief Executive Officer and prior to that served as President, European and Asian operations of the Company from the Company’s acquisition of Encorium Oy (formerly Remedium Oy) on November 1, 2006.  Dr. Lindevall is the co-founder of Encorium Oy and, since 2002, Dr. Lindevall has served as President and Chief Executive Officer of Encorium Oy. He has also been Medical Director of Encorium Oy since its inception. Since October 2004, Dr. Lindevall has also served as Chairman of the Board of Encorium Oy. Dr. Lindevall previously served as Managing Director of Encorium Oy from its inception to 2002. Dr. Lindevall is also Co-Founder of Ipsat Therapies Oy/Ltd., a Finnish biotechnology company developing its proprietary IPSATTM (“Intestinal Protection System in Antibiotic Treatment”) family of products for the prevention of hospital infections and antibiotic resistance. From October 2002 until February 2005, Dr. Lindevall served as Chairman of the Board of Ipsat Therapies and from March 2005 until March 2006 served as member of its board of directors. Dr. Lindevall has a Ph.D. in Pharmacology and an M.D. from the University of Tampere in Finland.

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Shahab Fatheazam has served as a director of the Company since November 2008 and was appointed Chairman of the Board in November 2009.  Since January 2010 Mr. Fatheazam has served as Managing Director and Head of Healthcare Practice of Lincoln International LLC, a leading international investment banking advisory firm.  Prior to January 2010, Mr. Fatheazam served as Managing Director and head of the U.S. healthcare practice of GCA Savvian.  Mr. Fatheazam joined GCA Savvian in 2004 from Vector Securities, a premier healthcare specialty firm, where he was a partner. Prior to helping to form Vector Securities, he was co-head of Paine Webber’s Lifescience Division.  He began his career on Wall Street with Kidder, Peabody & Co, where, in 1980, he became a partner and senior executive in Kidder’s international corporate finance unit. Mr. Fatheazam holds a BA and MA from Cambridge University in England and an MBA from Columbia University. Mr. Fatheazam sits on the boards of two non-public biotechnology companies and is a Trustee at Chicago University’s Harris School. He is a member of the Economics Club in Chicago.

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Sari Laitinen has served as a director of the Company since November 7, 2009. Ms. Laitinen is the founder and owner of Sari Laitinen, US Legal Counsel, a US legal services firm established in 2006 in Espoo, Finland. Prior to 2006, Ms. Laitinen served as Director, US Capital Markets, with Ernst & Young Oy based in Helsinki, Finland. From 1999 until 2004 Ms. Laitinen was an attorney at the Corporate Finance and Securities Practice Group of Robins, Kaplan, Miller & Ciresi L.L.P. where she was elected partner in 2002. Ms. Laitinen was also previously an attorney with Lindquist & Vennum LLP in Minneapolis, MN and King & Spalding in Atlanta, GA. Ms. Laitinen serves on the Board of Directors of Oy Free Drop Innovations Ltd, a privately owned golf technology company in Espoo, Finland.  Ms. Laitinen received her B.A. and Juris Doctor degrees from Hamline University, St. Paul, MN and is licensed to practice law in two US states.  She has also written a book on legal risk management in the USA.

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Petri Manninen, LL.M. has been a director of the Company since the Company’s acquisition of Encorium Oy (formerly Remedium Oy) on November 1, 2006.  Mr. Manninen has 7 years of experience from CRO industry by serving as a director of the Board of Encorium Oy and its subsidiaries.  Mr. Manninen has served as a lawyer with Lakiasiaintoimisto Lakituki Oy, a Finnish based law firm, since December 1999.  Since December 1994, Mr. Manninen has also served as the secretary, treasurer and executive of Paavo Nurmi Foundation, a non-profit organization supporting research in the field of cardiovascular diseases.  Mr. Manninen has 12 years of experience in the practice of law and tax consulting.  He has published several books and articles in Finnish and foreign law reviews.  Mr. Manninen has a Master of Laws Degree from the University of Helsinki and an LL.M. in European Community Law from the University of Leiden in The Netherlands.

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David Morra has been as a director of the Company since September 2008. Mr. Morra is a Managing Director of Union Partners, LLC, a private equity and performance acceleration firm.  In this capacity, he provides executive oversight for consulting engagements and acquisition activities for targeted companies.  Previously, Mr. Morra served as Chief Executive Officer of Omnicare Clinical Research, Inc.  During his five and one half year tenure at Omnicare, the Company grew to 1300 employees operating in 30 countries, including its first ventures in India and China. Mr. Morra was also an officer of Omnicare Clinical Research’s parent company, Omnicare, Inc., a NYSE fortune 500 company which is the leading provider of pharmaceutical care for seniors in the United States.  Prior to Omnicare, Mr. Morra spent 22 years in the pharmaceutical and medical imaging industries in sales, marketing and general management positions. Mr. Morra earned a B.S. Degree from Providence College in 1977 and a Management Certificate from Wharton in 1991.

We believe that our board of directors represents a desirable mix of backgrounds, skills, and experiences. Below are some of the specific experiences, qualifications, attributes or skills in addition to the biographical information provided above that led to the conclusion that each person should serve as one of our directors in light of our business and structure:

Dr. Kai Lindevall is the founder of Encorium Oy and Chief Executive Officer of the Company.  Dr. Lindevall has over 30 years of experience in the pharmaceutical industry and has a deep understanding of all aspects of our business.

Shahab Fatheazam is Chairman of the Board.  Mr. Fatheazam has substantial experience with advising on the strategic development of healthcare related companies through his substantial experience as an investment banker focusing on the healthcare industry. In addition he has sufficient financial background to qualify as our audit committee financial expert.

Ms. Laitinen has global broad-based business and legal experience having counseled dozens of Nasdaq and NYSE listed US companies, companies listed on the Finnish stock exchange, as well as US and Finnish privately owned technology and industrial companies. She has significant corporate governance experience having served as a business lawyer for over 15 years.

Mr. Manninen has a deep understanding of the CRO industry and our business having served on the Board of Directors of Encorium Oy and its subsidiaries for seven years and on the Board of Directors of the Company since 2006.   He also has significant global business and legal experience and an extensive educational background.

Mr. Morra has over 30 years experience in the pharmaceutical industry. Mr. Morra brings his previous experience as a senior executive of another clinical research organization and has a deep understanding of all aspects of our business. He also has significant corporate governance experience having previously served as an executive of a fortune 500 company.

Executive Officers

Executive officers serve at the discretion of the board of directors and serve until their successors have been duly elected and qualified or until their earlier resignation or removal. The executive officers of the Company are:

Name	Age	Position(s) Held With Company
Kai Lindevall, M.D., Ph.D.	58	Chief Executive Officer
Philip L. Calamia	46	Interim Chief Financial Officer
Eeva-Kaarina Koskelo	53	Vice President, Clinical Operations, Europe and Asia
Renee E. Moore, Ph.D.	41	President, Corporate and Business Development of Encorium Germany GmbH
Klaus-Dieter Albrecht	58	Executive VP, Affiliates and Administration of Encorium Germany GmbH

•	Kai Lindevall, M.D., Ph.D. Dr. Lindevall’s biographical information appears above under the caption “Directors.”.

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Philip L. Calamia has served as Interim Chief Financial Officer of the Company since May, 2008.  Mr. Calamia has been a principal in the consultancy firm CFO Navigator since December, 2009.  From May, 2003 until December, 2009, Mr. Calamia was a partner of the consultancy firm Candor Partners (formerly known as PVG Corporation).  Prior to joining Candor, from May 2003 to September 2005, Mr. Calamia served as Chief Financial Officer of Management Recruiters, International, Inc., a global leader in the staffing solutions business, and a subsidiary of CDI Corp., a NYSE company.  From September 2002 to May 2003, Mr. Calamia was the Chief Financial Officer for Maxwell Systems, the leading provider in back office software for the construction and trade industry. Previously, Mr. Calamia also served in a number of financial management roles for US Interactive, a publicly traded professional services firm specializing in software and Internet based solutions. Mr. Calamia holds a Bachelor of Arts in Economics from East Stroudsburg University and is a Certified Public Accountant licensed in Pennsylvania (inactive status).

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Eeva-Kaarina Koskelo has served as Vice President, Clinical Operations, Europe and Asia since joining the Company in August 2008. Dr. Koskelo has over 20 years of experience in related clinical research in academic, biotechnology and pharmaceutical fields with a rich multicultural background with residencies held in Finland, U.S. and South Africa. Prior to joining the Company from 1997 to 2008 Dr. Koskelo worked at Quintiles, most recently in the position of Director, Project Management. Dr. Koskelo received her Ph.D. and M.S. in Nutrition from the University of Helsinki, and her Executive MBA from the School of Economics in Helsinki, Finland in 1991.

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Renee E. Moore, Ph.D. has served as President, Corporate and Business Development of Encorium Germany GmbH since the Company’s acquisition of Progenitor on July 19, 2010.  Ms. Moore was the founder of Progenitor Research where she served as the Chief Executive Officer from 2005 until July 19, 2010.  From March 2002 until June 2004, Ms. Moore served as a Director at CNS Therapeutics, an international clinical researh organization.  From 1998 to 2002 Ms. Moore served in various positions in the clinical research industry.  Ms. Moore received her Ph.D. in neuroscience from the University of Texas at San Antonio in 1996.

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Klaus-Dieter Albrecht has served as Executive VP, Affiliates and Administration of Encorium Germany GmbH since the Company’s acquisition of Progenitor on July 19, 2010.  Mr. Albrecht has over 19 years experience in the CRO industry.  From 2005 until July 19, 2010, Mr. Albrecht served as the General Manager of the Progenitor business unit in Germany  as well as the Senior Executive of business operations for Progenitor.   From 2000 to 2004, Mr. Albrecht served as Contract Manager at Schwarz Pharma and from 1995 to 2000 served as a CRA at Wyeth.  Mr. Albrecht received his degree in Pharmacy from Westfälische Wilhelms-Universität Münster in 1990.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth as of August 10, 2010, certain information with regard to beneficial ownership of outstanding shares of the Company’s common stock by (i) each director and Named Executive Officer individually, (ii) all executive officers and directors of the Company as a group, and (iii) each person known by the Company to beneficially own five percent or more of the outstanding shares of the Company’s common stock:

Name of Beneficial Owner (1)(2)	Amount and Nature of Beneficial Ownership (3)		Percentage of Outstanding Shares
Dr. Kai Lindevall	252,666	(4)	7.57%
Klaus Dieter-Albrecht	58,140	(5)
Philip L. Calamia	6,250		*
Shahab Fatheazam	1,875		*
Dr. Eeva-Kaarina Koskelo	5,012		*
Sari Laitinen	—		—
Renee E. Moore	135,660	(5)

David Morra	2,083		*
Petri Mikael Manninen	51,430	(6)	1.55%
All executive officers and directors as a group (seven persons)	319,316		9.36%

Ilari Koskelo c/o Navdata Oy Eskolante 100720 Helsinki, Finland	645,960	(7)	19.42%

*	Less than 1% of the outstanding Common Stock.

(1)	Unless otherwise noted, we believe that all persons have sole voting and investment power with respect to all shares beneficially owned by them.

(2)	Unless otherwise noted, the address of such persons is: c/o Encorium Group, Inc., 435 Devon Park Drive, Building 500, Wayne, PA 19087.

(3)
The amounts shown include shares which may be acquired currently or within 60 days ofAugust 4, 2010, through the exercise of stock options, as follows: Dr. Lindevall—7,814; Mr. Calamia—6,250; Mr. Fatheazam—1,875; Ms. Laitinen —0; Mr. Manninen—3,542 shares; Mr. Morra—2,083; and all current executive officers and directors as a group— 21,564 shares.

(4)	Includes 23,486 shares owned indirectly that are held by Dr. Lindevall’s spouse, as to which Dr. Lindevall disclaims beneficial ownership.

(5)
Represents the maximum number of shares payable to the former shareholders of Progenitor Holding on September 19, 2010.  Pursuant to the transaction documentation on September 19, 2010 the former shareholders of Progenitor Holding are entitled to receive, common stock of the Company having an aggregate value of EURO 375,000, with each share being valued at the greater of (i) the average daily closing price of the Company’s common stock on the Nasdaq Capital Market for the thirty consecutive trading days after July 19, 2010 or (ii) $2.50, which we refer to as the “Closing Stock Consideration”.  For purposes of calculating the Closing Stock Consideration the USD share value will be translated to EUROs using the exchange rate of USD 1.292 : EURO 1.00.

(6)	Includes 39,249 shares held indirectly by NTGLT Pharma BVBA of which Mr. Manninen is the managing director.

(7)	As per the Form 4 filed by Mr. Koskelo on January 21, 2010, as amended on August 10, 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus	Option Awards		All Other Compensation		Total
Dr. David Ginsberg (1)	2009	$161,343		—	$—		$211,500	(2)(3)	$372,843
Chief Executive Officer	2008	$151,744	(4)	—	$303,750	(5)(1)	—	(3)	$455,494

Dr. Kai Lindevall,	2009	$336,355	(6)	—	—		$36,270	(3)(7)	372,625
Chief Executive Officer	2008	$349,953	(6)	—	—		$49,722	(3)(7)	$399,675

Philip L. Calamia	2009	$406,500		—	$—		—	(3)	$406,500
Interim Chief Financial Officer	2008	$311,750		—	$8,500	(5)	—	(3)	$320,250

Dr. Eeva-Kaarina Koskelo (8)	2009	$142,197		—	$—		$13,247	(3)(9)	$155,444
Vice President, Clinical Operations	2008	$78,992		—	$2,445	(5)	5,102	(3)(9)	86,539

(1)
Dr. Ginsberg’s employment with the Company was terminated in connection with the sale of the Company’s U.S. line of business on July 16, 2009.  In connection with the termination of Dr. Ginsberg’s employment on July 16, 2009, all options held by Dr. Ginsberg remained unexercised and forfeited as of October 16, 2009.

(2)
Includes $211,500 paid in connection with the termination of Dr. Ginsberg’s employment with the Company pursuant to the Separation and Mutual Release, as amended, between Dr. Ginsberg and the Company dated July 16, 2009.

(3)	Does not include perquisites and other personal benefits which involved an aggregate incremental cost to the Company during 2009 and 2008, as applicable, of less than $10,000.

(4)
Dr. Ginsberg served as a consultant to the Company from November 12, 2007 until June 30, 2008. Dr. Ginsberg became the President and Chief Executive of the Company on September 9, 2008. $53,300 of the amount paid in 2008 was for services as a consultant during 2008.

(5)
Pursuant to newly effective requirements of the Securities and Exchange Commission, the amounts set forth represent the aggregate grant date fair value of the option awards, computed in accordance with FASB ASC Topic 718, rather than the expense recognized pursuant to SFAS 123 (R). The value of prior year grants has been restated to conform to the newly required presentation.

(6)	Payable in Euros. The payments have been translated into U.S. dollars at the average exchange rate for 2009 of 1.00 EUR ~ 1.39 USD and for 2008 of 1.00 EUR ~ 1.47 USD.

(7)
Includes $24,620 and $25,235 which represents automobile lease payments for 2009 and 2008, respectively reimbursed to Dr. Lindevall by the Company. The lease payments were payable in Euros and have been translated into U.S. dollars at the average exchange rate for 2009 of 1.00 EUR  ~  1.39 USD and for 2008 of 1.00 EUR ~ 1.47 USD.

(8)	Dr. Koskelo’s employment with the Company commenced on August 16, 2008.

(9)
Represents automobile lease payments reimbursed to Ms. Koskelo by the Company.  The lease payments were payable in Euros and have been translated into U.S. dollars at the average exchange rate for 2009 of 1.00 EUR  ~  1.39  USD and for 2008 of 1.00 EUR ~ 1.47 USD.

Employment Agreements

2010 Employment Agreement with Dr. Lindevall

On January 8, 2010 the Board of Directors of the Company, upon recommendation from the Compensation Committee of the Board of Directors, approved the execution by the Company of an Employment Agreement with Dr. Kai Lindevall (the "2010 Lindevall Employment Agreement").   Pursuant to the 2010 Lindevall Employment Agreement, Dr. Lindevall will serve as Chief Executive Officer of the Company and its wholly-owned Finnish subsidiary, Encorium Oy, for a term of 18 months and will receive an initial base salary at an annual rate of EURO 196,000.  The Board of Directors may adjust the salary after consultation with Dr. Lindevall following the completion of the audit for each fiscal year.

In addition, for fiscal year 2010, Dr. Lindevall will be eligible to receive a bonus upon the achievement of specified corporate financial performance goals, as follows: For 2010 EBITDA of 500,000, no bonus; for 2010 EBITDA of 750,000, a bonus of EURO 18,000; for EBITDA of 1,000,000, EURO 36,000; for 2010 EBITDA of 1,250,000, a bonus of EURO 54,000; for 2010 EBITDA of 1,500,000, a bonus of EURO 72,000; for 2010 EBITDA 1,550,000, a bonus of EURO 75,600; and for 2010 EBITDA 1,550,000, a bonus of EURO 75,600. The maximum bonus payable is EURO 75,600. Bonus accrual commences for amounts exceeding 2010 EBITDA of EURO 500,000. Accrual is linear and pro-rated for EBITDA amounts in-between the amounts. The 2010 EBITDA is to be strictly based on audited financial results as required to be reported to stockholders in its annual filing with the Securities and Exchange Commission.

For subsequent fiscal years, the Board of Directors of the Company shall determine the bonus, if any, to be paid to Dr. Lindevall and the performance objectives pertaining thereto.

Pursuant to the 2010 Lindevall Employment Agreement, in the event of the termination of Dr. Lindevall's employment by the Company without Cause (as defined in the 2010 Lindevall Employment Agreement) or by Dr. Lindevall for Good Reason (as defined in the 2010 Lindevall Employment Agreement) Dr. Lindevall will be entitled to (i) the payment of any earned but unpaid base salary and benefits through the date of such termination; (ii) the payment of any accrued but unpaid bonus payable under the agreement with respect to a fiscal year of the Company ending prior to such termination; (iii) monthly severance payments equal to one-twelfth of his base salary as of the date of such termination continuing until the lesser of nine months or the time period remaining on the 18-month term; and (iv) vesting of all of Dr. Lindevall's stock options, to the extent not already vested.

If Dr. Lindevall's employment with the Company is terminated during the term for Cause (as defined in the 2010 Lindevall Employment Agreement) or as a result of his death or disability, then the Company's obligation to Dr. Lindevall will be limited solely to the payment of (i) all accrued but unpaid base salary and benefits through the date of such termination, and (ii) the payment of any earned but unpaid bonus payable under the agreement with respect to a fiscal year of the Company ending prior to such termination.

The 2010 Lindevall Employment Agreement contains certain restrictive covenants that prohibit Dr. Lindevall from disclosing information that is confidential to the Company and will generally prohibit him, during the term of the 2010 Lindevall Employment Agreement and for one year thereafter, from: (i) engaging or participating in any Competing Business (as defined in the Employment Agreement); (ii) becoming interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) any person, firm, corporation, association or other entity engaged in any Competing Business; (iii) soliciting or calling on any customer with whom the Company shall have dealt or any prospective customer that the Company shall have identified and solicited at any time during Dr. Lindevall's employment by the Company; (iv) influencing or attempting to influence any supplier, customer or potential customer of the Company to terminate or modify any written or oral agreement or course of dealing with the Company; and (v) soliciting or hiring the employees, consultants, agents or distributors of the Company.

2006 Employment Agreement with Dr. Lindevall

Dr. Lindevall’s salary for 2008 and 2009 was paid pursuant to an Employment Agreement between the Company and Dr. Lindevall dated November 1, 2006 (the “2006 Lindevall Employment Agreement”).   The 2006 Employment Agreement terminated on November 1, 2006.  Under the terms of the 2006 Lindevall Employment Agreement, Dr. Lindevall was to serve as Encorium’s and Encorium Oy’s President, European and Asian Operations, for a term of three years. Pursuant to the 2006 Lindevall Employment Agreement, Dr. Lindevall was to  receive an initial base salary at an annual rate of $275,000; provided, however, that the annual rate of base salary for each 12-month period beginning on or after the first anniversary of the 2006 Lindevall Employment Agreement was to increase, from the annual rate of base salary in effect for the immediately preceding twelve month period, by an amount equal to the annual percentage increase in the CPI (as defined in the 2006 Lindevall Employment Agreement) for the immediately preceding calendar year.  In addition, Dr. Lindevall was (i) eligible to receive an annual bonus, not to exceed $200,000 per annum, upon the achievement of corporate financial goals related to the European and Asian operating results of the Company, as specified in the 2006 Lindevall Employment Agreement, before interest and taxes, (ii) entitled to participate in any benefit plans or arrangements sponsored or maintained by the Company, subject to the terms and conditions of such plans, arrangements and mandatory Finnish law, and (iii) entitled to equity-based compensation as determined in the sole discretion of Encorium’s Board of Directors.

Employment and Severance Agreement with Dr. Ginsberg

On December 3, 2008 Encorium Group, Inc. entered into an employment agreement with Dr. David Ginsberg (the “Ginsberg Employment Agreement”). Under the terms of the Ginsberg Employment Agreement, Dr. Ginsberg was to serve as Encorium’s Chief Executive Officer for a term of three years. Pursuant to the Ginsberg Employment Agreement, Dr. Ginsberg was to receive an initial base salary at an annual rate of $316,000. In addition, Dr. Ginsberg was (i) entitled to participate in any benefit plans or arrangements sponsored or maintained by Encorium, subject to the terms and conditions of such plans, and (ii) entitled to bonus and equity-based compensation, as determined in the sole discretion of Encorium’s Board of Directors. The Ginsberg Employment Agreement was terminated in connection with the sale of the Company’s U.S. line of business in July 16, 2009.

In addition, on December 3, 2008, the Company entered into a severance agreement with Dr. Ginsberg (the “Ginsberg Severance Agreement”) applicable in the event Dr. Ginsberg’s employment with Encorium was terminated in connection with a change of control as set forth in the Ginsberg Severance Agreement. The Ginsberg Severance Agreement provided, generally, that in the event Dr. Ginsberg’s employment with Encorium was terminated in connection with a change of control (as defined in the Ginsberg Severance Agreement), Dr. Ginsberg would be entitled to (i) an amount equal to between 18 months and 24 months base salary, depending on the date of such termination as set forth in the severance agreement, (ii) the continuation of all benefits pursuant to any and all welfare plans under which he or his family was eligible to receive benefits or coverage during the period which severance payments are made pursuant to section (i), above, (iii) reasonable Encorium paid outplacement assistance for a period of up to twelve months or for a longer period as agreed to by Encorium, and (iv) the immediate vesting and exercisability of all stock options or other equity incentives grated to Dr. Ginsberg that were not otherwise vested or exercisable. The Severance Agreement was terminated in connection with the sale of the Company’s U.S. line of business on July 16, 2009.

Separation and Mutual Release with Dr. Ginsberg

In connection with the sale of the Company’s U.S. line of business on July 16, 2009 the Company entered into a Separation and Mutual Release Agreement with Dr. Ginsberg pursuant to which, in connection with Dr. Ginsberg's resignation, and in settlement of any amounts that may otherwise be due pursuant to the Ginsberg Employment Agreement and/or the Ginsberg Severance Agreement, the Company agreed to pay Dr. Ginsberg $250,000, payable in installments (the “Separation Agreement”). The Separation Agreement was subsequently amended on January 13, 2010 reducing the amount payable thereunder to $211,500. The revised severance amount was paid in full as of January 13, 2010.

Services Agreements with Candor Partner and Philip L. Calamia

In connection with the appointment of Philip L. Calamia as the Company’s Interim Chief Financial Officer, on May 8, 2008 the Company entered into a Services Agreement with Candor Partners (formerly known as the Penn Valley Management Group, LLC), of which Mr. Calamia was a principal (the “Services Agreement”).  Pursuant to the Services Agreement, the Company was to pay compensation of $2,500 per day for Mr. Calamia’s services.  On January 8, 2010 the Company entered into an amended Services Agreement with Mr. Calamia pursuant to which Mr. Calamia is to provide services to the Company from January 1, 2010 through December 31, 2010 for aggregate fees of $93,000.

Employment Agreement with Dr. Eeva-Kaarina Koskelo

On June 9, 2008 the Company entered into an Employment Agreement pursuant to which Dr. Eeva-Kaarina Koskelo is to serve as Vice President, Clinical Operations of Encorium Oy (the “Koskelo Employment Agreement”).  Pursuant to the Koskelo Employment Agreement, Dr. Koskelo's compensation is comprised of a salary, mobile phone and company leasing car. Dr. Koskelo is entitled to a base salary of EURO 8,000 per month and received a sign-on bonus of EURO 16,000.

Employment Agreement with Renee E. Moore

In connection with the acquisition of Progenitor on July 19, 2010 the Company’s subsidiary, Encorium Germany GmbH, entered into an employment agreement with Renee E. Moore (the “Moore Employment Agreement”).  Pursuant to the Moore Employment Agreement, Ms. Moore will serve as the President, Corporate and Business Development of Encorium Germany GmbH for a base salary of EURO 153,040 gross per annum.  In addition, the Company will provide a full car lease and will pay for car expenses, including insurance, repair and maintenance in a maximum amount of EURO 1,000 per month.

The Moore Employment Agreement is for a term of 18 months commencing on July 19, 2010.   In the event Ms. Moore is terminated prior to the end of the term without Cause (as defined in the Moore Employment Agreement) she shall be entitled to her salary for the remaining portion of the term to be paid in accordance with normal payroll practices.

Employment Agreement with Klaus-Dieter Albrecht

In connection with the acquisition of Progenitor on July 19, 2010 the Company’s subsidiary the Company’s subsidiary, Encorium Germany GmbH, entered into an employment agreement with Klaus-Dieter Albrecht (the “Albrecht Employment Agreement”).  Pursuant to the Albrecht Employment Agreement, Mr. Albrecht will serve as the Executive VP, Affiliates and Administration of Encorium Germany GmbH for a base salary of EURO 140,400 gross per annum.  In addition, the Company will provide a full car lease and will pay for car expenses, including insurance, repair and maintenance in a maximum amount of EURO 1,000 per month.

The Albrecht Employment Agreement is for a term of 18 months commencing on July 19, 2010.   In the event Mr. Albrecht is terminated prior to the end of the term without Cause (as defined in the Albrecht Employment Agreement) he shall be entitled to his salary for the remaining portion of the term to be paid in accordance with normal payroll practices.

Equity Incentive Plans

Our 2002 Equity Incentive Plan, which we refer to as the 2002 Plan, provides for accelerated vesting of options and restricted stock awarded to employees, including the NEOs, if there is a change of control in which the plan is not continued by a successor corporation or substantially equivalent options or restricted shares, as the case may be, in a successor corporation are not provided to participants. In addition, the 2002 Plan provides for accelerated vesting with respect to options or restricted shares held by a participant who is an employee of the Company or who is providing service to the Company in the event there is a change of control if the participant is not offered substantially equivalent employment or service with the successor corporation or the participant’s employment or service with the successor corporation is terminated during the six month period following the change of control. Under our 2006 Stock Incentive Plan (which we refer to as the 2006 Plan), the Board of Directors, in its sole discretion, may cause all previously unvested options and/or restricted stock awards to become vested and/or exercisable or unrestricted, as the case may be, upon a change of control.

For purposes of our equity incentive plans, a Change in Control is generally deemed to have occurred in any of the following circumstances: (i) subject to certain exceptions, a person is or becomes the beneficial owner of securities representing 25% or more of the combined voting power of the Company’s then outstanding voting securities; (ii) the Company stockholders approve a merger, reorganization or consolidation involving the Company if the stockholders of the Company immediately before such merger, reorganization or consolidation do not or will not own directly or indirectly immediately following such merger, reorganization or consolidation, more than 50% of the combined voting power of the surviving or resulting entity in substantially the same proportions as their ownership immediately before the transaction; (iii) the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company; (iv) the Company’s stockholders approve an agreement for the sale or other disposition of all or substantially all of the assets of the Company; or (v) the Company’s stockholders accept shares in a shares exchange if the stockholders do not or will not own directly or indirectly immediately following the share exchange more than 50% of the combined voting power of the surviving or resulting entity in substantially the same proportions as their ownership before immediately before the share exchange.

Generally under our equity incentive plans, when a participant’s service with the Company is terminated his or her stock options are terminated immediately, except that the options may be exercised for a period after termination (not to exceed the original option termination date) to the extent then exercisable in the following circumstances:

•	Disability—within one year after termination

•	Death—within one year after the date of death

•	Termination other than for cause-within 90 days from the date of termination

Option Repricing

On November 4, 2008, the Compensation Committee and the Board of Directors of the Company acted to reprice 250,000 stock options previously granted to Dr. Ginsberg to have an exercise price equal to the closing price of the Company’s common stock on November 4, 2008, which was $.36 per share. The 250,000 stock options were originally granted to Dr. Ginsberg on September 8, 2008 in connection with his appointment as President and Chief Executive Officer of the Company and had an exercise price of $1.70 per share, which price reflected the then current market price of the Company’s stock on the date of grant. As a result of Dr. Ginsberg’s resignation in connection with the sale of the Company’s U.S. line of business on July 16, 2009, all stock options of the Company held by Dr. Ginsberg expired on November 16, 2009.

Outstanding Equity Awards at Fiscal Year-End 2009

Name	Number of Securities Underlying Unexercised Options(#) Exercisable		Number of Securities Underlying Unexercised Options(#) Unexercisable		Option Exercise Price ($)		Option Expiration Date
David Ginsberg, D.O.	—	(1)	—		—	(1)	—
Chief Executive Officer

Kai Lindevall, M.D. Ph.D.	—		—		—		—
Executive Chairman and President, Europe and Asia

Philip L. Calamia	6,250	(2)	___		2.00		12/05/2018
Interim Chief Financial Officer

Dr. Eeva-Karrina Koskelo	625		1,250	(3)	1.92		12/03/2018

(1)	Dr. Ginsberg’s employment with the Company was terminated effective July 16, 2009. No options remained outstanding at year-end.
(2)	These options are held by Candor Partners (formerly known as PVG Corporation), of which Mr. Calamia was a principal at the time of grant.
(3)	625 options are exercisable on each of December 3, 2010 and December 3, 2011.

Director Compensation 2009

On January 8, 2010 the Board of Directors of the Company, upon recommendation from the Compensation Committee of the Board of Directors, approved the annual compensation to be paid to members of the Board of Directors effective January 1, 2010.  Such payments are payable on a quarterly basis in U.S Dollars for U.S. directors and EUROS for non-U.S. directors: (i) an annual cash retainer for non-employee directors of $15,000 or EURO 10,000; (ii) a fee of $1,500 or EURO 1,000 per scheduled board meeting (6 total); (iii) a fee of $750 or EURO 500 per committee meeting (1-2 meetings per year total); (iv) an annual cash retainer of 5,000 or EURO 3,300 for the Chair of a Committee; and (v) an annual cash retainer of $7,500 or EURO 5,000 for the Chairman of the Board.  Although generally no meeting fees are payable for general consultative board calls or for additional board of director or committee meetings or calls other than those described above, additional compensation for individual members of the Board of Directors may be recommended to the Compensation Committee and subject to approval by the full Board of Directors when extraordinary time is required for specific assignments.

Effective January 1, 2009 annual compensation for all directors was set at $25,000, paid at the rate of $2,083 per month, and quarterly option grants to purchase 3,125 shares of the Company’s common stock.  For the first quarter of 2009, on January 30, 2009 each non-employee director was granted an option to purchase 3,125 shares of common stock of the Company for an exercise price of $2.32, which represented the closing price of the Company's common stock on that date.  On November 13, 2009, each non-employee director (except Ms. Laitinen) was granted an option to purchase an additional 6,250 shares of common stock of the Company, representing quarterly grants for the second and third quarters of 2009, for an exercise price of $3.28, which represented the closing price of the Company's common stock on that date.  In connection with her appointment to the Board of Directors on November 7, 2009, Ms. Laitinen received an option to purchase 25,000 shares for an exercise price of $3.24  on November 13, 2009.

The following table presents the compensation provided by the Company to each person who served as a director during 2009, except for Dr. Kai Lindevall.  Dr. Lindevall’ s compensation is set forth in the Summary Compensation Table. Dr. Lindevall did not receive any additional consideration for his service on the Board of Directors:

Name	Fees earned or paid in cash ($)	Option Awards ($) (1)(2)	All other compensation ($) (3)	Total ($)
Shahab Fatheazam	25,000	21,300	—	46,300
Sari Laitinen (4)	0	8,150		8,150
David Morra	25,000	21,300	—	46,300
Petri Manninen	25,000	21,300	—	46,300
Dr. Jyrki Mattila(5)	20,833	4,250	—	25,083

(1)	The amounts set forth represent the aggregate grant date fair value of the option awards computed in accordance with FASB ASC Topic 718.
(2)
At fiscal year end the aggregate number of options outstanding for each director was as follows: Shahab Fatheazam—11,875; Sari Laitinen— 3,125; David Morra—12,500; Petri Manninen-11,875; and Dr. Jyrki Mattila-5,625.

(3)	Does not include perquisites and personal benefits which, in the case of each of our directors, involved an aggregate incremental cost to the Company during 2009 of less than $10,000.
(4)	Ms. Laitinen was appointed to the Board of Directors on November 7, 2009. Ms Laitinen waived all fees payable to her for board service in 2009.
(5)	Dr. Mattila resigned from the Board of Directors effective as of November 7, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Related Party Transactions

2010 Employment Agreement with Dr. Lindevall

Dr. Lindevall entered into an employment agreement with the Company on January 8, 2010.  The terms of the Employment Agreement are summarized above under the heading “2010 Employment Agreement with Dr. Lindevall”

Employment and Severance Agreement with Dr. Ginsberg

Dr. Ginsberg entered into an employment agreement with the Company on December 3, 2008. The terms of the Employment Agreement are summarized above under the heading “Employment Agreements.”

Employment and Severance Agreement with Dr. Ginsberg

The Company entered into an executive severance agreement with Dr. Ginsberg on December 3, 2008. The terms of the Executive Severance Agreement are summarized above under the heading “Employment and Severance Agreement with Dr. Ginsberg.”

Separation and Mutual Release with Dr. Ginsberg

The Company entered into a Settlement and Mutual Release with Dr. Ginsberg dated July 16, 2009.  The terms of the Settlement and Release with Dr. Ginsberg are summarized above under the heading “Separation and Mutual Release with Dr. Ginsberg”.

Repricing of Options

On November 4, 2008, the Compensation Committee and the Board of Directors of the Company acted to reprice 250,000 stock options previously granted Dr. Ginsberg to have an exercise price equal to the closing price of the Company’s common stock on November 4, 2008, which was $.36 per share.  The 250,000 stock options were originally granted to Dr. Ginsberg on September 8, 2008 in connection with his appointment as President and Chief Executive Officer of the Company and had an exercise price of $1.70 per share, which price reflected the then current market price of the Company’s stock on the date of grant. As a result of Dr. Ginsberg’s resignation in connection with the sale of the Company’s U.S. line of business on July 16, 2009, all stock options of the Company held by Dr. Ginsberg expired on November 16, 2009.

Subscription Agreement with Dr. Eeva-Kaarina Koskelo’s brother

On October 16, 2009 the Company entered into a Subscription Agreement with Ilari Koskelo, brother of the Company’s Vice President of Clinical Operations, Dr. Eeva-Kaarina Koskelo, and beneficial owner of approximately 21% of the common stock of the Company, pursuant to which the Company issued and sold in a private placement 492,188 shares of its Common Stock, $0.001 par value, at a price of $2.40 per share.

Loan Agreements with Ilari Koskelo

On May 17, 2010 the Company entered into a Loan Agreement with Ilari Koskelo, the brother of the Company’s Vice President of Clinical Operations, Dr. Eeva-Kaarina Koskelo, and beneficial owner of approximately 21% of the common stock of the Company, pursuant to which Mr. Koskelo loaned the Company EURO 200,000.  The interest rate on the unpaid principal of the loan is 5% until August 31, 2010 and 7%  on any unpaid principal balance after Augus 31, 2010.  The principal on the loan is payable in full or upon agreed upon payment schedule on September 1, 2010 and the interest is due in quarterly installments beginning on September 1, 2010.

In addition, on July 19, 2010 the Company borrowed EURO 800,000 and on July 27, 2010, the Company borrowed EURO 300,000 from Mr. Koskelo.  On August 4, 2010 the Company entered into a Promissory Note in favor of Mr. Koskelo evidencing the EURO 1,100,000 indebtendess.  The Promissory Note bears interest at the rate of 5.0 % per annum on the unpaid principal until October 31, 2010 and 7.0% per annum on the unpaid principal from November 1, 2010 onwards.  The principal amount is payable on demand after September 1, 2010 in one installments or according to a separately agreed payment schedule. Interest is payable quarterly beginning September 1, 2010.

Collateral Issued for Personal Guarantees

On December 16, 2009 Encorium Oy entered into a three year term loan facility in the amount of EURO 700,000 (the "Loan Facility") with Finnvera plc, a specialized financing company owned by the Finnish state. As collateral for the Loan Facility Ilari Koskelo, beneficial owner of greater than 10% of the Company’s common stock and brother of the Company’s Vice President of Clinical Operations, Dr. Eeva-Kaarina Koskelo, pledged personal property with a value of EURO 350,000 and Dr. Kai Lindevall, Chief Executive Officer, gave a personal guarantee of EURO 30,000. Dr. Kai Lindevall also executed a personal guarantee of EURO 100,000 to Svenska Handelsbanken AB as replacement collateral for the assets subject to the business mortgage that was transferred to Finnvera.   On December 30, 2009 the Board of Directors granted Mr. Koskelo and Dr. Lindevall 71,094 and 26,406 shares of Common Stock of the Company, respectively, as consideration for their personal guarantees.  The grant of shares to Mr. Koskelo was reversed on August 9, 2010.  Instead, the Company intends to execute a Promissory Note in favor of Mr. Koskelo to compensate for the pledge.

Director Independence

In accordance with Nasdaq rules, the Board of Directors affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which guidelines mirror the elements of independence set forth in Nasdaq and Securities Exchange Act rules. Based on these standards the Board of Directors determined that each of the following non-employee directors is independent and has no relationship with the Company, except as a director and/or stockholder of the Company: Shahab Fatheazam, Sari Laitinen and David Morra.

Our board of directors is subject to the independence requirements of the NASDAQ Stock Market. Pursuant to the requirements, the board undertook its annual review of director independence. During this review, the board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent. Of the five members of the board, Messrs. Fatheazam, Morra and Ms. Laitinen were determined to be independent directors as defined by the NASDAQ Stock Market.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of David Morra (Chairman), Shahab Fatheazam and Sari Laitinen.   Jyrki Mattila served as a member of the Audit committee during the year ended December 31, 2009 until his resignation from the board of directors on November 7, 2009.  None of these individuals were at any time during the fiscal year ended December 31, 2009 or at any other time one of our officers or employees.  None of our executive officers serve as a member of the Board or the Compensation Committee of any other entity which has one or more executive officers serving as a member of our Board or Compensation Committee

DESCRIPTION OF COMMON STOCK

The following summary of the terms of our common stock is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation, as amended, and Second Amended and Restated By-laws, copies of which are on file with the SEC as exhibits to previous SEC filings. This summary may not contain all the information that is important to you.  Please refer to “Where You Can Find More Information” below for directions on obtaining these documents.

We currently have authority to issue 35,000,000 shares of common stock par value of $0.001 per share.  As of August 19, 2010,  we had 3,346,518 shares of common stock outstanding.  The Company has reserved up to approximately 250,000 shares of Common Stock for issuance in connection with the Company’s equity incentive plans, 151,458 of which have been granted. Consequently, there are 3,596,518 shares of Common Stock that are either issued or reserved for issuance, with only 31,403,482 shares of authorized Common Stock available for future issuance.

All of our outstanding shares of common stock are validly issued, fully paid and non-assessable. The holders of our common stock are entitled to such dividends (whether payable in cash, property or capital stock) as may be declared from time to time by our board of directors from legally available funds, property or stock and will be entitled after payment of all prior claims, to receive all of our assets upon the liquidation, dissolution or winding up of our company. Generally, holders of our common stock have no redemption, conversion or preemptive rights to purchase or subscribe for our securities.

The holders of common stock are entitled to vote on all matters as a single class, and each holder of common stock is entitled to one vote for each share of common stock owned. Holders of our common stock do not have cumulative voting rights.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. Its telephone number is 800- 937-5449.

Listing

Our common stock is listed on The NASDAQ Capital Market under the symbol “ENCO.”

The following paragraphs summarize certain provisions of the Delaware General Corporation Law and our certificate of incorporation and by-laws. The summary is subject to and qualified in its entirety by reference to the Delaware General Corporation Law and to our certificate of incorporation and by-laws, copies of which are on file with the SEC. Please refer to “Where You Can Find More Information” below for directions on obtaining these documents.

CERTAIN ANTI-TAKEOVER PROVISIONS OF OUR CERTIFICATE OF INCORPORATION
AND BY-LAWS AND DELAWARE LAW

Section 203 of the Delaware General Corporation Law

Section 203 of the Delaware General Corporation Law is applicable to corporate takeovers of Delaware corporations. Subject to exceptions enumerated in Section 203, Section 203 provides that a corporation shall not engage in any business combination with any “interested stockholder” for a three-year period following the date that the stockholder becomes an interested stockholder unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, though some shares may be excluded from the calculation; and

•
on or subsequent to that date, the business combination is approved by the board of directors of the corporation and by the affirmative votes of holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Except as specified in Section 203, an interested stockholder is generally defined to include any person who, together with any affiliates or associates of that person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, any time within three years immediately prior to the relevant date. Under some circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period. Our certificate of incorporation and by-laws do not exclude Encorium, from the restrictions imposed under Section 203. We expect that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of Encorium, which could depress the market price of our stock and which could deprive stockholders of opportunities to realize a premium on shares of our stock held by them.

Certain Provisions in our Certificate of Incorporation and By-laws

The following is a summary of certain provisions of our certificate of incorporation and our by-laws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our certificate of incorporation and by-laws.

Our certificate of incorporation and by-laws contain various provisions intended to promote the stability of our stockholder base and render more difficult certain unsolicited or hostile attempts to take us over that could disrupt Encorium, divert the attention of our directors, officers and employees and adversely affect the independence and integrity of our business.

Pursuant to our by-laws, the number of directors is fixed by our board of directors. Pursuant to our by-laws, directors elected by stockholders at an annual meeting of stockholders will be elected by a plurality of all votes cast.

Our by-laws provide that a special meeting of stockholders may be called only by the Chairman or Executive Chairman of the Board, the Chief Executive Officer, the President, or by resolution of the Board of Directors. Stockholders are not permitted to call, or to require that the board of directors call, a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of the meeting given by us. Our by-laws establish an advance notice procedure for stockholders to nominate candidates for election as directors or to bring other business before meetings of our stockholders.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We are incorporating by reference specified documents that we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this Prospectus. We incorporate by reference into this prospectus the documents listed below:

•	Our Annual Report on Form 10-K for the year ended December 31, 2009 (filed with the SEC on April 19, 2010);

•
Our Quarterly Reports on Form 10-Q for the three month period ended March 31, 2010 (filed with the SEC on May 17, 2010) and the three and six month periods ended June 30, 2010 (filed with the SEC on August 16, 2010); and

•
Our Current Reports on Form 8-K filed with the SEC on January 6, 2009, January 14, 2010, February 18, 2010, April 21, 2010, April 28, 2010, May 21, 2010, July 23, 2010, August 2, 2010, and August 10, 2010.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website is located at www.encorium.com. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

Encorium Group, Inc.
435 Devon Park Drive, Building 500,
Wayne, Pennsylvania 19087
Attention: Chief Financial Officer
Telephone:  484-588-5400

LEGAL MATTERS

Certain legal matters, including the legality of the securities offered, will be passed upon for us by Cozen O'Connor.

EXPERTS

The financial statements for the fiscal periods December 31, 2009 incorporated by reference to this Prospectus and Registration Statement have been audited by Asher & Company, Ltd., an independent registered public accounting firm,  as set forth in their report thereon (which contains and explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern),and are incorporated by reference upon such report given on the authority of such firm as experts in accounting and auditing.

The 2008 consolidated financial statements of Encorium Group, Inc. and subsidiaries (before the effects of the retrospective adjustments for the reverse stock split and discontinued operations) have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated by reference herein, which report expresses an unqualified opinion on the 2008 financial statements and includes an explanatory paragraph referring to the substantial doubt about the Company’s ability to continue as a going concern. The retrospective adjustments to the 2008 financial statements have been audited by Asher & Company, LTD. The 2008 financial statements have been so incorporated in reliance upon the reports of Deloitte & Touche LLP and Asher & Company, LTD. given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This Prospectus is part of a Registration Statement on Form S-1 filed by us with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the Registration Statement, including the exhibits to the Registration Statement and documents incorporated by reference. Statements contained in this prospectus concerning the provisions of such documents are summaries only and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

We file periodic reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also inspect and copy these materials at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can also obtain copies of such material at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Our Internet address is www.encorium.com. The information on our Internet website is not incorporated by reference in this prospectus.

3,401,151 Shares of Common Stock

Subscription Rights to Purchase an Aggregate of up to 3,401,151
Shares of Common Stock

ENCORIUM GROUP, INC.

PRELIMINARY PROSPECTUS

  August 24, 2010

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.       Other Expenses of Issuance and Distribution.

SEC registration fee	$425
Accounting fees and expenses*	$30,000
Legal fees and expenses*	$25,000
Printing and engraving expenses*	$50,000
Subscription agent and expenses*	$20,000
Information agent and expenses	$20,000
Miscellaneous*	$15,000
Investment Banking Fees	$75,000
Total*	$236,000

*    Estimated pursuant to Item 511 of Regulation S-K

Item 14.      Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and, in respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged liable to the corporation, unless and only to the extent that, the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

The Certificate of Incorporation of the Company limits the personal liability of directors to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that this limitation does not apply to any liability of a director (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

We have entered into indemnification agreements with each of our directors and executive officers which require the Company to indemnify officers and directors for any expenses incurred by any officer or director. In addition, the Company’s Bylaws provides for indemnification, to the full extent authorized by the DGCL, of any person who was or is a party or is threatened to be made a party to or is otherwise involved in any action or proceeding, whether criminal, civil, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director or officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent.

Item 15.       Recent Sales of Unregistered Securities

On October 16, 2009 the Company entered into a Subscription Agreement with Ilari Koskelo pursuant to which the Company issued and sold in a private placement 492,188 shares of its Common Stock, at a price of $2.40 per share (the “Investment Shares”). The Investment Shares sold were not registered under the Securities Act of 1933, as amended (the "1933 Act").   For these issuances, the Company relied on the exemption from federal registration under Section 4(2) of the Act and/or Regulation S promulgated under the Act.

On October 16, 2009 the Company entered into Warrant Exchange Agreements (the "Exchange Agreements") with two investors (the "Investors") pursuant to which the Company issued to the Investors (i) an aggregate of 233,000 (on a post-split basis) shares of Common Stock (collectively, the "Exchange Shares"); and (ii) warrants to purchase an aggregate of 109,266 (on a post-split basis) shares of Common Stock, exercisable for a period of five years, at an exercise price of $2.40 per share (on a post-split basis) (collectively, the "Exchange Warrants"). The Exchange Shares and Exchange Warrants were issued in exchange for warrants dated as of May 9, 2007 held by the Investors to purchase an aggregate of 109,266 shares (on a post-split basis)  of Common Stock of the Company (collectively, the "Original Warrants"). Except as described above, the terms of the Exchange Warrants, including anti-dilution adjustments, are substantially similar to those of the Original Warrants. The Original Warrants were issued in connection with a Securities Purchase Agreement dated May 8, 2007 among the Company and the Investors (the "2007 Private Placement"). Pursuant to the terms of the Exchange Agreements, the Original Warrants were cancelled.   The Exchange Shares and Exchange Warrants issued on October 16, 2009 were not registered under the Act. For these issuances, the Company relied on the exemption from federal registration under Sections 3(a)(9) and 4(2) of the Act.

On April 16, 2010 one of the Inverstors exercised its warrants to purchase 54,633 shares on the Company’s Common Stock.  The Company relied on the exemption from federal registration under Section 4(2) of the Act for issuance of the common stock upon exercise of these warrants.

On December 16, 2009 Encorium Oy entered into a three year term loan facility in the amount of EURO 700,000 (the "Loan Facility") with Finnvera plc, a specialized financing company owned by the Finnish state. As collateral for the Loan Facility Ilari Koskelo pledged personal property with a value of EURO 350,000 and Dr. Kai Lindevall, Chief Executive Officer, gave a personal guarantee of EURO 30,000. Dr. Kai Lindevall also executed a personal guarantee of EURO 100,000 to Svenska Handelsbanken AB as replacement collateral for the assets subject to the business mortgage that was transferred to Finnvera.   On December 30, 2009 the Board of Directors granted Mr. Koskelo and Dr. Lindevall 71,094 and 26,406 shares of Common Stock of the Company, respectively, as consideration for their personal guarantees.  For these issuances, the Company relied on the exemption from federal registration under Section 4(2) of the Act and/or Regulation S promulgated under the Act.  The grant of shares to Mr. Koskelo was reversed on August 9, 2010.  Instead, the Company intends to execute a Promissory Note in favor or Mr. Koskelo to compensate for the pledge.

Item 16.       Exhibits

2.1	-
Combination Agreement by and among Covalent Group, Inc., Kai Lindevall, Jan Lilja, Sven-Erik Nilsson, Vesa Manninen, Seppo Oksanen, Heikki Vapaatalo, Riitta Korpela, Agneta Lindevall, and NTGLT PHARMA BVBA incorporated by reference to Exhibit 2.1 to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2006.

2.2	-
Amended and Restated Combination Agreement dated as of July 6, 2006 by and among Covalent Group, Inc., Kai Lindevall, Jan Lilja, Sven-Erik Nilsson, Vesa Manninen, Seppo Oksanen, Heikki Vapaatalo, Riitta Korpela, Agneta Lindevall, and NTGLT PHARMA BVBA incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2006.

2.3	-
Asset Purchase Agreement between Encorium Group, Inc. and Pierrel Research USA Inc. dated July 16, 2009 incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 22, 2009.

2.4	-
Stock Purchase Agreement between Encorium Gorup, Inc. and Renee E. Moore and Klaus-Dieter Albrecht dated July 19, 2010 incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 23, 2010.

3.1	-
Certificate of Incorporation of Covalent Group, Inc., filed with the Secretary of State of the State of Delaware on April 16, 2002 incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 2, 2002.

3.2	-
Certificate of Amendment of Certificate of Incorporation of Covalent Group, Inc. incorporated by reference to Exhibit 3.2 to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2007.

3.3	-
Certificate of Amendment of Certificate of Amendment of Certificate of Incorporation of Encorium Group, Inc. incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 18, 2010.

3.4	-
Second Amended and Restated Bylaws of Encorium Group, Inc. incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 16, 2008.

4.1	-	Form of Non-Qualified Stock Option Award Agreement incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 14, 2006.
4.2	-	Form of Incentive Stock Option Award Agreement incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 14, 2006.
4.3*	-	Form of Subscription Rights Certificate
4.4**	-	Form of Subscription Agent Agreement
5.1*		Opinion of Cozen O’Connor
10.1	-	Covalent Group, Inc. 2002 Equity Incentive Plan incorporated by reference to Appendix E to our Definitive Proxy Statement filed with the Securities and Exchange Commission on April 30, 2002.
10.2	-
Amended and Restated Covalent Group, Inc. 1996 Stock Incentive Plan incorporated by reference to Annex A of our Definitive Proxy Statement filed with the Securities and Exchange Commission on May 1, 2000.

10.3	-	Covalent Group, Inc. 2006 Equity Incentive Plan incorporated by reference to Appendix D of our Definitive Proxy Statement filed with the Securities and Exchange Commission on September 15, 2006.
10.4	-
Second Amendment to Lease between Dean Witter Realty Income Partnership II, L.P. and Covalent Group, Inc. dated November 14, 1996 incorporated by reference to Exhibit 10.3 to our Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 30, 1998.

10.5	-
Fourth Amendment to Lease between FV Office Partners, L.P. (successor to Dean Witter Realty Income Partnership III, L.P.) and Covalent Group, Inc. dated November 27, 2001 incorporated by reference to Exhibit 10.13 to our Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 1, 2002.

10.6	-
Fifth Amendment to Lease between FV Office Partners, L.P. and Covalent Group, Inc. dated December 13, 2002 incorporated by reference to Exhibit 10.23 to our Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 31, 2003.

10.7	-
Sixth Amendment to Lease between Glenhardie Partner, LP , successor in interest to FV Office Partners, L.P and Encorium Group, Inc. dated July 2, 2008 incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 8, 2008.

10.8	-
Seventh Amendment to Lease between Glenhardie Partner, LP , successor in interest to FV Office Partners, L.P and Encorium Group, Inc. incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 26, 2008.

10.9	-
Eighth Amendment to Lease by and among Glenhardie Partners, LP, Encorium Group, Inc. and Pierrel Research USA Inc. dated July 16, 2009 incorporated by reference to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 22, 2009.

10.10	-
Form of Indemnification Agreement between Covalent Group, Inc., a Delaware Corporation, and its officers and directors incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on August 13, 2002.

10.11	-
Executive Employment Agreement between Encorium Group, Inc. and David Ginsberg dated December 3, 2008 incorporated by reference to our Current Report on Form 8-K filed with the Securities Exchange Commission on December 9, 2008.

10.12	-
Severance Agreement between Encorium Group, Inc. and David Ginsberg dated December 3, 2008 incorporated by reference to our Current Report on Form 8-K filed with the Securities Exchange Commission on December 9, 2008.

10.13	-
Amended and Restated Non-Qualified Stock Option Award Agreement for David Ginsberg incorporated by reference to our Current Report on Form 8-K filed with the Securities Exchange Commission on November 10, 2008.

10.14	-
Separation and Mutual Release Agreement between Encorium Group, Inc. and Dr. David Ginsberg dated July 16, 2009 incorporated by reference to our Current Report on Form 10-K filed with the Securities and Exchange Commission on July 22, 2009.

10.15	-
Services Agreement between Encorium Group, Inc. and Penn Valley Group dated May 8, 2008 incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 13, 2008.

10.16	-	Non-Qualified Stock Option Award Agreement for PVG Corporation incorporated by reference to our Current Report on Form 8-K filed with the Securities Exchange Commission on December 9, 2008.
10.17	-
Employment Agreement among Encorium Group, Inc., Encorium Oy and Kai Lindevall effective January 1, 2010 incorporated by reference to our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 14, 2010.

10.18	-
Securities Purchase Agreement dated as of May 8, 2007 by and among Encorium Group, Inc., Capital Ventures International and Enable Growth Partners, LP incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 14, 2007.

10.19	-	Form of Warrant issued May 9, 2007 incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 14, 2007.
10.20	-	Form of Exchange Agreement incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 3, 2009.
10.21	-	Form of Exchange Warrant incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 3, 2009.
10.22	-
Lease between Encorium Oy and Mutual Pension Insurance Company effective October 1, 2008 incorporated by reference to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 27, 2009.

10.23	-
Pledge Agreement between Encorium Group, Inc. and Pierrel Research USA Inc. dated July 16, 2009 incorporated by reference to our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 22, 2009.

10.24	-	Subscription Agreement dated October 16, 2009 incorporated by reference to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 3, 2009.
10.25	-
Employment Agreement between Encorium Oy and Eeva-Kaarina Koskelo dated June 9, 2008 incorporated by reference to our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 14, 2010.

10.26	-	Loan Agreement between Finnvera and Encorium Oy dated December 16, 2009 incorporated by reference to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 19, 2010.
10.27	-
Agreement for an Account with Overdraft Facility between Handelsbanken and Encorium Oy dated February 9, 2005 incorporated by reference to our Annual Report on Form 10-K files with the Securities and Exchange Commission on April 19, 2010.

10.28	-
Agreement for an Account with Overdraft Facility between Sampo Bank Oy and Encorium Oy dated February 21, 2006 incorporated by reference to our Annual Report on Form 10-K files with the Securities and Exchange Commission on April 19, 2010.

10.29	-
Form of Promissory Note in Favor of Renee E. Moore and Klaus-Dieter Albrecht incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 23, 2010.

10.30	-
Form of Security Agreement by and among the Company Renee E. Moore and Klaus-Dieter Albrecht incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 23, 2010.

10.31	-
Employment Agreement between the Company and Renee E. Moore dated July 19, 2010 incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 23, 2010.

10.32	-
Employment Agreement between the Company and Klaus-Dieter Albrecht dated July 19, 2010 incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 23, 2010.

21.1*		List of Subsidiaries
23.1*	-	Consent of Independent Registered Public Accounting Firm - Asher & Company, Ltd.
23.2*	-	Consent of Independent Registered Public Accounting Firm - Deloitte & Touche LLP
23.3 *	-	Consent of Cozen O’Connor (included as part of Exhibit 5.1).
24.1 **	-	Power of Attorney

99.1*	-	Form of Instructions as to Use of Encorium Group, Inc. Subscription Rights Certificates.
99.2*	-	Form of Letter to Clients.
99.3*	-	Form of Letter to Security Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.4*	-	Form of Nominee Holder Certification.
99.5*	-	Beneficial Owner Election Form.
99.6*	-	Form of Letter to Stockholders.

*    Filed Herewith
** Previously Filed

Item 17.         Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii)
To include any material information with respect to the plan of distribution no previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city Wayne, state of Pennsylvania, on August 20, 2010.

Encorium Group, Inc.

By:	/s/ Kai Lindevall
Name:	Dr. Kai Lindevall
Title:	Chief Executive Officer

By:	/s/ Philip L. Calamia
Name:	Philip L. Calamia
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/S/ Kai Lindevall	Chief Executive Officer and Director	August 20, 2010
Dr. Kai LIndevall	(Principal Executive Officer)

/S/ Philip L. Calamia	Chief Financial Officer	August 20, 2010
Philip L. Calamia	(Principal Financial and Accounting Officer)

*	Chairman of the Board	August 20, 2010
Shahab Fatheazam

*	Director	August 20, 2010
Sari Laitinen

*	Director	August 20, 2010
Petri Manninen

*	Director	August 20, 2010
David Morra

*By:	/S/ Kai Lindevall
Kai Lindevall Attorney-In-Fact